UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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JOHNSON & JOHNSON

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Notice of Annual Meeting and Proxy Statement

March 16, 2016

You are invited to attend the Annual Meeting of Shareholders of Johnson & Johnson to be held at the State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey on Thursday, April 28, 2016 at 10:00 a.m., Eastern Time. Doors will open at 9:15 a.m.

We will broadcast the meeting as a live webcast at www.investor.jnj.com, under “Webcasts & Presentations”. The webcast will remain available for replay for three months following the meeting.

Items of Business:

1.  Elect the 11 nominees named in this Proxy Statement to serve as Directors for the coming year;

2.  Conduct an advisory vote to approve named executive officer compensation;

3.  Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016;

4.  Vote on the four (4) shareholder proposals contained in this Proxy Statement, if properly presented at the meeting; and

5.  Transact such other matters as may properly come before the meeting, and at any adjournment or postponement of the meeting.

You are eligible to vote if you were a shareholder of record at the close of business on March 1, 2016.

Ensure that your shares are represented at the meeting by voting in one of several ways:
Go to the website listed on your proxy card or Notice to vote VIA THE INTERNET

Call the telephone number specified on your proxy card or on the website listed on your Notice to vote BY TELEPHONE

If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL

Attend the meeting to vote IN PERSON (See “Annual Meeting Information” and changes to “Admission Ticket Procedures” on page 80 of this Proxy Statement.).

By order of the Board of Directors, THOMAS J. SPELLMAN III Assistant General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 28, 2016:

The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/gov/annualmeetingmaterials.cfm

A Message from Our Lead Director

Dear Shareholder:

I am honored to serve as your Lead Director and feel incredibly proud to be a part of this remarkable company that plays a role in the health and well-being of billions of people throughout the world, every day. Johnson & Johnson manages its business using a strategic framework that begins with Our Credo, a document written over seventy years ago that provides a set of values to guide the decisions and direction of the company.

As part of the annual strategic planning process, our Board reviews the company’s strategy, challenges, capabilities and leadership to ensure the company is well-positioned to continue creating value for shareholders. My fellow independent directors and I are committed to, and value, our dialogue with management regarding the company’s disciplined portfolio review approach, capital allocation strategy and long-term plans for growth.

We believe effective governance is integral to any successful long-term strategy – beginning with a strong and independent Board. Ten of our eleven Director nominees are independent and our five main Board committees are composed entirely of independent directors. For us, effective governance also means regular and thoughtful evaluation of our governance structures and practices, in addition to constructive shareholder engagement regarding our current governance framework and emerging governance issues.

One area of focus for us and our shareholders alike is Board composition and refreshment. Understanding the importance of the Board’s responsibility to provide effective oversight, we strive to maintain an appropriate balance of tenure, diversity, skills and experience on the Board. Since 2010, we have brought on a new independent director each year, as we replaced our retiring directors. Together, women and minority directors comprise more than half of the directors on our Board. As a group, my fellow directors and I provide a valuable breadth of experience and insight – from experts in the fields of medicine, biological sciences and health policy, to seasoned executive leaders from a range of large, complex organizations with global presence.

I encourage you to read more about our Board, robust governance structures and practices, and compensation programs in the enclosed proxy statement.

We value your engagement and thank you for your continued support of Johnson & Johnson.

Sincerely,

Anne M. Mulcahy

Lead Director

Johnson & Johnson 2016 Proxy Statement

Johnson & Johnson 2016 Proxy Statement

Johnson & Johnson 2016 Proxy Statement

2016 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

VOTING OVERVIEW
Items of Business:	Board Vote Recommendation	Page # for Additional Information
1 Election of 11 Director nominees	FOR each nominee	13
Management Proposals:
2 Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”)	FOR	24
3 Ratification of Appointment of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)	FOR	66
Shareholder Proposals:
4 Policy for Share Repurchase Preference	AGAINST	68
5 Independent Board Chairman	AGAINST	70
6 Report on Lobbying Disclosure	AGAINST	73
7 Take-Back Programs for Unused Medicines	AGAINST	75

CORPORATE GOVERNANCE HIGHLIGHTS (see page 1)
✓ Adopted Proxy Access By-Law in 2016	✓ Independent Lead Director with robust duties
✓ Active Shareholder Outreach	✓ Commitment to Board Refreshment
✓ Annual Board and Committee Evaluations	✓ No Supermajority Voting Requirements
✓ Majority Voting In Uncontested Director Elections	✓ No Shareholder Rights Plan
✓ Director Overboarding Policy	✓ Shareholder Right to Call Special Meetings
✓ Annual Director Election

DIRECTOR INDEPENDENCE (see pages 9 and 10)

•        10 of our 11 Director nominees are independent (all except CEO)

•        All 5 main Board committees composed of independent Directors

•        Independent Directors met in executive session at each of the 7 regular 2015 Board meetings

DIRECTOR NOMINEES (see pages 13 - 19)

Name	Age	Director Since	Primary Occupation
Mary C. Beckerle	61	2015	Chief Executive Officer and Director, Huntsman Cancer Institute; Distinguished Professor of Biology, College of Science, University of Utah
D. Scott Davis	64	2014	Chairman and Former Chief Executive Officer, United Parcel Service, Inc.
Ian E. L. Davis	65	2010	Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company
Alex Gorsky	55	2012	Chairman, Board of Directors; Chief Executive Officer, Johnson & Johnson
Susan L. Lindquist	66	2004	Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology
Mark B. McClellan	52	2013	Director, Duke-Robert J. Margolis, MD, Center for Health Policy
Anne M. Mulcahy (LD)	63	2009	Former Chairman and Chief Executive Officer, Xerox Corporation
William D. Perez	68	2007	Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company
Charles Prince	66	2006	Retired Chairman and Chief Executive Officer, Citigroup Inc.
A. Eugene Washington	65	2012	Duke University’s Chancellor for Health Affairs; President and Chief Executive Officer, Duke University Health System
Ronald A. Williams	66	2011	Former Chairman and Chief Executive Officer, Aetna Inc.
(LD) - Lead Director

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2015 COMPANY PERFORMANCE (see pages 28 and 29)

Our overall performance in 2015 was consistent with our long-term strategic plan as we executed on the near-term priorities we established for the year. In 2015, we:

Exceeded our adjusted operational EPS goal and met our operational sales and free cash flow goals(1)

Partially met our Creating Value through Innovation objectives

Met our Excellence in Execution (portfolio, organizational effectiveness, quality, and supply) objectives

Partially met our Global Reach with Local Focus (global sales growth) objectives

Exceeded our Leading with Purpose (talent, engagement, and reputation) objectives

2016 CEO COMPENSATION DECISIONS FOR 2015 PERFORMANCE (see page 31)

The Board based its assessment of Mr. Gorsky primarily upon its evaluation of the company’s performance. The company met, or exceeded, its financial goals and executed against its strategic priorities in 2015 under Mr. Gorsky’s leadership.

2016 CEO Pay Decisions • Annual Bonus: $ 2,800,000 (100% of target) • LTI Award: $13,727,992 (110% of target) • No Increase in Salary	CEO Total Direct Compensation • 2015: $18,141,454 • 2014: $20,253,820

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM (see page 30)

What We Do	What We Don’t Do

✓    Align CEO pay with company performance

✓    Use long-term incentives to link the majority of Named Executive Officer pay to company performance

✓    Balance short-term and long-term incentives

✓    Cap incentive awards

✓    Require Named Executive Officers to own significant amounts of company stock

✓    Have a compensation recoupment policy applicable to our Named Executive Officers

✓    Actively engage with our shareholders

✓    Use an independent compensation consultant reporting directly to the Compensation Committee

     No automatic or guaranteed annual salary increases

     No guaranteed bonuses or long-term incentive awards

     No above-median targeting of executive compensation

     No change-in-control benefits

     No tax gross ups (unless they are provided pursuant to our standard relocation practices)

     No option repricing without shareholder approval

     No hedging of company stock

     No long-term incentive backdating

     No dividend equivalents on unvested long-term incentives

WHEN CASTING YOUR 2016 SAY ON PAY VOTE, WE ENCOURAGE YOU TO CONSIDER: (see page 24)

•   Our continued direct engagement with our shareholders

•  Our continued evaluation of our executive compensation program

•   The pay-for-performance alignment built into the design of our incentive programs

•  The alignment of the 2015 compensation of our Chairman/CEO and our other named executive officers with our company’s 2015 performance

(1)	Non-GAAP measures; see page 29 for details on non-GAAP performance measures

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Corporate Governance

SHAREHOLDER OUTREACH

We engage with our shareholders throughout the year to seek input on emerging governance issues and to address their questions and concerns regarding our current governance policies and practices. During 2015, our Lead Director, Compensation & Benefits Committee Chair, and members of senior management had discussions with a diverse mix of our shareholders on a variety of corporate governance issues, including on our executive compensation program (see page 30 of this Proxy Statement for more information) and proxy access. As a result of those constructive conversations, we adopted proxy access in January of this year (see below), expanded our Proxy Statement disclosures on our governance practices and enhanced our website disclosure on political expenditures.

PROXY ACCESS

During the past year, as part of our long-standing shareholder outreach program, we engaged with a number of our shareholders regarding proxy access and the potential terms of proxy access provisions that our shareholders would view as appropriate for Johnson & Johnson. After taking into account the feedback provided as part of these discussions and considering developments in market practice, on January 26, 2016, we amended our By-Laws to implement proxy access with the following key parameters:

•      Ownership threshold: 3% of outstanding shares of our common stock;

•      Holding period: continuously for 3 years;

•      Number of nominees: up to 20% of our Board, with a minimum of up to two Board seats if the Board size is less than 10; and

•      Nominating group size: up to 20 shareholders may group together to reach the 3% ownership threshold.

We believe this proxy access framework reflects a thoughtfully designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our shareholders, while affording a meaningful proxy access right in light of our size and shareholder base. Shareholders who wish to nominate directors for inclusion in our Proxy Statement in accordance with the proxy access procedures in our By-Laws should follow the instructions under “General Information” in this Proxy Statement.

Johnson & Johnson 2016 Proxy Statement  •  1

BOARD LEADERSHIP STRUCTURE

•     Chairman of the Board and CEO: Alex Gorsky

•     Independent Lead Director: Anne M. Mulcahy

è      Both positions designated annually by the independent Directors

•     All 5 main Board Committees composed of independent Directors

Our Directors believe that there are positives and negatives related to all possible board leadership structures, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board, holding a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 13 to 19 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience in a wide range of leadership and management structures. Moreover, our independent Directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors. Given this, our Board is in a very strong position to evaluate the various types of board leadership structures and to ultimately decide which one will work in the best interests of our stakeholders, as they are defined in Our Credo (on the back cover of this Proxy Statement).

Our Board believes that it is in the best interests of the company to continue to have Mr. Gorsky serve as both Chairman and CEO. During the transitional period in 2012 when our previous Chairman/CEO served as Executive Chairman and Mr. Gorsky was appointed to serve as CEO, the Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of Mr. Gorsky would benefit all our stakeholders because:

•	It provides clear and unambiguous authority, essential to effective management;

•	It sends an important signal to employees and shareholders about who is accountable; and

•	Mr. Gorsky’s career experience gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of a company that operates in a highly-regulated industry such as health care.

Independent Lead Director

While deciding to combine the Chairman and CEO roles under Mr. Gorsky, the Board also recognized the importance for a board to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. Thus, at the same time that it decided to designate Mr. Gorsky as its Chairman and CEO in 2012, the Board took steps to enhance its governance structure. Specifically, the Board changed the title of the Presiding Director position, originally created in 2002, to Lead Director, and expanded the duties and responsibilities of the position. The following table describes the duties and responsibilities of our independent Lead Director, which are also incorporated into our Principles of Corporate Governance, found at www.investor.jnj.com/gov/policies.cfm.

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Duties and Responsibilities of the Independent Lead Director

Board Agendas and Schedules

✓        Approves information sent to the Board and determines timeliness of information flow from management.

✓        Periodically provides feedback on quality and quantity of information flow from management.

✓        Participates in setting, and ultimately approves, the agenda for each Board meeting.

✓        Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

✓        With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

Committee Agendas and Schedules	✓ Reviews in advance the schedule of committee meetings. ✓ Monitors flow of information from Committee Chairs to the full Board.
Board Executive Sessions

✓       Has the authority to call meetings and Executive Sessions of the Independent Directors.

✓       Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

Communicating with Management

✓       After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.

✓        Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

Communicating with Stakeholders

✓       As necessary, meets with major shareholders or other external parties, after discussions with the Chair/CEO.

✓       Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries.

✓       Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

Chair and CEO Performance Evaluations	✓ Leads the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO.
Board Performance Evaluation	✓ Leads the annual performance evaluation of the Board.
New Board Member Recruiting	✓ Interviews Board candidates, as appropriate.
CEO Succession	✓ Leads the CEO succession process.
Crisis Management	✓ Plays an increased role in crisis management oversight, as appropriate.
Limits on Leadership Positions of Other Boards

✓       May only serve as chair, lead or presiding director, or similar role, or as CEO or similar role at another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee.

Johnson & Johnson 2016 Proxy Statement  •  3

RISK OVERSIGHT

Board Oversight of Risk Management

The Board believes that overseeing management’s processes for assessing and managing the various risks we face is one of its most important responsibilities to our stakeholders. Our enterprise risk management framework reflects a collaborative process, whereby our Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

In light of the interrelated nature of the risks we face, the Board believes that oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

Strategy: Business Vitality Strategic Planning Talent Management Reputation Sustainability Diversity	Reporting: Financial Results Finance/Accounting Internal Audit Independent Audit Tax Treasury	Compliance: Law/Legal Proceedings Legislative/Regulatory Environment Health Care Compliance Foreign Corrupt Practices Act Environment, Health & Safety Privacy Quality Product Safety/Scientific Issues	Operations: Supply Chain (including Manufacturing/Business Continuity Planning) Security (including security of products, sites, personnel, and information) Cybersecurity Research & Development

The Board also receives regular reports on aspects of our risk management from senior representatives of our independent auditor. In addition, the Audit Committee meets in private sessions with the Chief Financial Officer; General Counsel; Vice President of Internal Audit; and representatives of our independent auditor at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed. The Regulatory, Compliance & Government Affairs Committee meets in private sessions with the General Counsel; Chief Compliance Officer; Chief Quality Officer; and Vice President of Internal Audit, where aspects of risk management are discussed.

A copy of the Johnson & Johnson Framework for Enterprise Risk Management can be found at www.jnj.com/about-jnj/management-approach.

Risk Related to Executive Compensation

The following characteristics of our executive compensation program work to reduce the possibility that our executive officers, either individually or as a group, make excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity-based compensation vesting over three years. See “Setting Compensation Targets” on page 41 of this Proxy Statement.

•	Balanced Approach to Performance-Based Awards:

➢	Performance targets are tied to multiple financial metrics, including operational sales growth, free cash flow, adjusted earnings per share growth, and long-term total shareholder return.

➢	Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

➢	See “Long-Term Incentives” on page 37 of this Proxy Statement.

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•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap, and therefore, reduce the motivation to maximize performance in any one period. Performance Share Units, Restricted Share Units, and Stock Options vest three years from the grant date.

•	Capped Incentive Awards: Annual performance bonuses and long-term incentive awards are capped at 200% of target. See “Range of Awards” on page 42 of this Proxy Statement.

•	Stock Ownership Guidelines: These guidelines require our CEO to directly or indirectly own equity in our company of six times salary, and the other members of our Executive Committee (the principal management group) to own equity of three times salary, and to retain this level of equity at all times while serving as an Executive Committee member. See “Stock Ownership Guidelines for Named Executive Officers” on page 44 of this Proxy Statement.

•	Executive Compensation Recoupment Policy: This Policy gives our Board authority to recoup executive officers’ past compensation in the event of a material restatement of our financial results and for events involving material violations of company policy relating to the manufacturing, sales or marketing of our products. See “Executive Compensation Recoupment Policy” on page 45 of this Proxy Statement.

•	No Change-in-Control Arrangements: None of our executive officers have in place any change-in-control arrangements that would result in guaranteed payouts.

BOARD COMMITTEES

The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee, each composed entirely of non-employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, composed of the Chairman of the Board and the Lead Director, which exercises the authority of the Board during intervals between Board meetings.

Board Committee Membership

The following table shows the current members and chairmen of each of the standing Board Committees and the number of meetings each committee held in 2015.

(1)	Not standing for re-election in 2016

(2)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act

(3)	Does not include teleconferences held prior to each release of quarterly earnings (4 in total)

(4)	Includes an annual joint meeting of the Audit and Regulatory, Compliance & Government Affairs Committees

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Audit Committee

➢	Oversees the company’s financial management and accounting and financial reporting processes and practices
➢	Appoints, retains, compensates and evaluates independent auditor
➢	Oversees the company’s internal audit organization, reviews its annual plan and reviews results of its audits
➢	Oversees the quality and adequacy of the company’s internal accounting controls and procedures
➢	Reviews and monitors the company’s financial reporting compliance and practices and its disclosure controls and procedures
➢	Discusses with management the processes used to assess and manage the company’s exposure to risk, and monitors risks related to tax, treasury, IT and cybersecurity

In performing these functions, the Audit Committee meets periodically with the independent auditor, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. For more information on Audit Committee activities in 2015, see the Audit Committee Report on page 65 of this Proxy Statement.

A copy of the charter of the Audit Committee is available at www.investor.jnj.com/gov/committee.cfm.

The Board has designated Mr. D. S. Davis, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (SEC), after determining that he meets the requirements for such designation. The determination was based on his being a Certified Public Accountant and his experience as Chief Financial Officer at United Parcel Service, Inc.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to the Audit Committee at the address of our principal office: One Johnson & Johnson Plaza, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/gov/communication.cfm. Such reports may be made anonymously.

Compensation & Benefits Committee

➢	Establishes the company’s executive compensation philosophy and principles
➢

Reviews, and recommends for approval by the independent Directors of the Board, the compensation for our Chief Executive Officer and approves the compensation for the company’s other executive officers

➢	Sets the composition of the group of peer companies used for comparison of executive compensation
➢	Oversees the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover our employees
➢	Reviews, and recommends for approval by the full Board, the compensation for our non-employee Directors
➢

Provides oversight of the compensation philosophy and policies of the Management Compensation Committee, a non-Board committee composed of Mr. Gorsky (Chairman/CEO), Mr. Dominic J. Caruso (Chief Financial Officer) and Dr. Peter M. Fasolo (Vice President, Global Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees other than our executive officers

A copy of the charter of the Compensation & Benefits Committee is available at www.investor.jnj.com/gov/committee.cfm.

The Compensation & Benefits Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant for matters related to executive officer and non-employee Director compensation. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see “Governance of Executive Compensation” on page 42 of this Proxy Statement.

Nominating & Corporate Governance Committee

➢	Oversees matters of corporate governance, including the evaluation of the policies and practices of the Board
➢	Oversees the process for performance evaluations of the Board and its committees
➢	Reviews our executive succession plans
➢	Considers any questions of possible conflicts of interest
➢	Reviews potential candidates for the Board, as discussed on page 13 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval
➢	Reviews and recommends director orientation and continuing orientation programs for Board members

A copy of the charter of the Nominating & Corporate Governance Committee can be found at www.investor.jnj.com/gov/committee.cfm.

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Regulatory, Compliance & Government Affairs Committee

➢	Oversees the company’s major compliance programs and systems with respect to legal and regulatory requirements
➢	Oversees compliance with any ongoing corporate integrity agreements or any similar significant undertakings by the company with a government agency
➢	Reviews the organization, implementation and effectiveness of the company’s compliance and quality programs
➢	Oversees the company’s Code of Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers
➢	Reviews the company’s governmental affairs policies and priorities
➢	Reviews the policies, practices and priorities for the company’s political expenditure and lobbying activities

A copy of the charter of the Regulatory, Compliance & Government Affairs Committee can be found at www.investor.jnj.com/gov/committee.cfm. Also see a copy of the Report on Regulatory, Compliance & Government Affairs Committee for Calendar Year 2015 at www.investor.jnj.com/gov/materials.cfm.

Science, Technology & Sustainability Committee

➢	Monitors and reviews the overall strategy, direction and effectiveness of the company’s research and development organization
➢	Serves as a resource and provides input, as needed, regarding the scientific and technological aspects of product safety matters
➢	Reviews the company’s policies, programs and practices on environment, health, safety and sustainability
➢	Assists the Board in identifying and comprehending significant emerging science and technology policy and public health issues and trends that may impact the company’s overall business strategy
➢	Assists the Board in its oversight of the company’s major acquisitions and business development activities as they relate to the acquisition or development of new science or technology

A copy of the charter of the Science, Technology & Sustainability Committee can be found at www.investor.jnj.com/gov/committee.cfm.

Finance Committee

➢	Composed of the Chairman and Lead Director of the Board
➢	Exercises the authority of the Board during the intervals between Board meetings, as permitted by law
➢	Acts from time-to-time between Board meetings, as needed, generally by unanimous written consent in lieu of a meeting
➢	Any action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board

BOARD MEETINGS

Director Meetings and Attendance

During 2015, the Board of Directors held:

•	7 regular meetings

•	3 special meetings

Each Director attended at least 75% of the total of regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (during the period that he or she served).

Executive Sessions

During 2015, each of the Audit, Compensation & Benefits, Nominating & Corporate Governance, Regulatory, Compliance & Government Affairs, and Science, Technology & Sustainability Committees met in executive sessions without members of management present. The independent Directors met in executive session at every regular Board meeting during 2015, and held a special executive session to perform the annual evaluation of the CEO/Chairman. The Lead Director acted as Chair at all of these executive sessions.

Annual Meeting Attendance

It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All of our 11 Directors who were elected to the Board at the 2015 Annual Meeting attended the meeting.

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CONTACTING OUR BOARD, INDIVIDUAL DIRECTORS AND COMMITTEES

You can contact any of our Directors, including our Lead Director, by writing to them c/o Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Employees and others who wish to contact the Board or any member of the Audit Committee to report any complaint or concern with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using the address above. You can also use the online submission forms on our website to contact the Board and the Audit Committee. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/gov/communication.cfm.

ADDITIONAL GOVERNANCE FEATURES

Board and Committee Evaluations

Our Principles of Corporate Governance require that the Board and each committee conduct an annual self-evaluation. These self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Principles of Corporate Governance, and areas for improvement.

•	Board Evaluations: Each year, the Lead Director, Chairman and Corporate Secretary meet with each Director individually to collect feedback on the Board’s responsibilities, structure, procedures, atmosphere and engagement. The input is then synthesized and discussed with the full Board.

•	Committee Evaluations: Committee members are provided with a questionnaire to facilitate discussion during an executive session of the committee, and upon completion of the self-evaluation, the chair of the committee reports to the full Board on the discussion and any necessary follow-up actions.

Majority Voting In Uncontested Director Elections

Our By-Laws require that in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors. Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law.

The Board has adopted a Director Resignation Policy for incumbent directors in uncontested elections. Specifically, if an incumbent Director receives more votes “Against” his or her election than votes “For” his or her election in an uncontested election, then such Director must promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Our By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found at www.investor.jnj.com/gov/materials.cfm.

Director Overboarding Policy

Our Principles of Corporate Governance state that a Director who serves as a CEO (or similar position) at our, or any other, company should not serve on more than two public company boards (including the Johnson & Johnson board and his or her own board) and that other Directors should not serve on more than five public company boards (including the Johnson & Johnson board). Currently, all of our Directors are in compliance with this policy.

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Political Spending Oversight and Disclosure

As a leader in the healthcare industry, Johnson & Johnson is committed to supporting the development of sound public policy in health care. We work with many organizations across the political spectrum on a variety of policy issues related to health and other topics that impact patients, consumers, and our company. As a result of constructive engagement with a number of our institutional investors, we were an early mover on the disclosure of corporate political expenditures and activities, and we have expanded that disclosure over the years as we continue to dialogue with our shareholders on this issue. Disclosure regarding the company’s political activities and expenditures, including the policies and procedures that govern that activity and spending, as well as the Board’s oversight role, are updated semi-annually and can be found at www.investor.jnj.com/gov/contributions.cfm.

As part of its oversight role in government affairs and policy, the Regulatory, Compliance & Government Affairs Committee receives an annual report of the company’s political contribution and lobbying policies, practices, and activities. In addition, the company’s Political Action Committee and U.S. corporate political spending is audited biennially by our internal auditors.

CORPORATE GOVERNANCE MATERIALS

Shareholders can see our Restated Certificate of Incorporation; By-Laws; Principles of Corporate Governance; Board Committee Charters; Code of Business Conduct for employees; Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; and other corporate governance materials at www.investor.jnj.com/gov/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Corporate Secretary at our principal office address.

DIRECTOR INDEPENDENCE

All Directors are independent except for our CEO

It is our goal that at least two-thirds of our Directors should be “independent,” not only as that term may be defined legally or mandated by the New York Stock Exchange (NYSE), but also without the appearance of any conflict in serving as a Director. The Board of Directors has determined that all non-employee Directors who served during fiscal 2015 are “independent” under the listing standards of the NYSE and our Standards of Independence, including: Dr. Beckerle, Mr. Cullen, Dr. Coleman, Mr. I. Davis, Mr. D. S. Davis, Dr. Lindquist, Dr. McClellan, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince, Dr. Washington and Mr. Williams. Messrs. Cullen and Mullin retired in April 2015 and Dr. Coleman is retiring and not standing for re-election this year.

In order to assist the Board in making this determination, the Board adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found at www.investor.jnj.com/gov/policies.cfm. These Standards conform to, or are more exacting than, the NYSE independence standards and identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the non-employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the company. The Board considered each of these relationships in light of the NYSE independence standards and our Standards of Independence and determined that none of these relationships conflict with the interests of the company or would impair the relevant non-employee Director’s independence or judgment.

Johnson & Johnson 2016 Proxy Statement  •  9

The following table describes the relationships that were considered in making this determination. The nature of the transactions and relationships summarized in the table below, and the role of each of the Directors at their respective organizations, were such that none of the non-employee Directors had any direct business relationships with the company in 2015 or received any direct personal benefit from any of these transactions or relationships.

All of the transactions and relationships of the type listed below were entered into, and payments were made or received, by the company or one of its subsidiaries in the ordinary course of business and on competitive terms. In 2013, 2014 and 2015, the company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues, and therefore did not exceed the thresholds in our Standards of Independence.

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction or Relationship	2015 Aggregate Magnitude
M. C. Beckerle	American Association for Cancer Research	Non-profit Organization	Director	Grants	<1%; <$1 million
M. C. Beckerle	Huntsman Cancer Institute	Heath Care Institution	Executive Officer	Investigator payments and sales of health care products	<1%; <$1 million
M.C. Beckerle	University of Utah	Educational Institution	Employee	Investigator payments, sales of health care products and grants	<1%; <$1 million
M. S. Coleman	Mayo Clinic Foundation	Health Care Institution	Trustee	Continuing Medical Education grants	<1%; <$1 million
S. L. Lindquist	Massachusetts Institute of Technology	Educational Institution	Employee	Research program and other research related payments; sales of health care products and services	<1%; <$1 million
M. B. McClellan	Research! America	Public Education and Advocacy Organization	Director	Annual fees; contributions	<$1 million
A. M. Mulcahy	Save the Children	Charitable Organization	Trustee	Contributions	<1%
W. D. Perez	Cornell University	Educational Institution	Trustee	Grants and fellowships	<1%; <$1 million
A. E. Washington	Duke University	Educational Institution	Employee	Payments related to research, sales of health care products and services and grants	<1%
A. E. Washington	Duke University Health System	Health Care Institution	Executive Officer	Sales of health care products and services; rebates	<1%
R. A. Williams	The MIT Corporation	Educational Institution	Trustee	Event sponsorships	<1%; <$1 million
R. A. Williams	National Academy Foundation	Non-profit Organization	Trustee	Contribution	<1%; <$1 million

Note, any transaction or relationship under $25,000 is not listed above.

In the event of Board-level discussions pertaining to a potential transaction or relationship involving an organization with which a Director is affiliated, that Director would be expected to recuse him or herself from the deliberation and decision-making process. In addition, none of the non-employee Directors has the authority to review, approve or deny any grant to, or research contract with, an organization.

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RELATED PARTY TRANSACTIONS

Policies and Procedures

Our written Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the company is a participant and any related person has a direct or indirect material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons include our Directors and executive officers and their immediate family members and persons sharing their households. It also includes persons controlling more than 5% of our outstanding common stock.

Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all of our Directors and executive officers have a duty to report to the Chairman or the Lead Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Lead Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the company for service as a Director or executive officer of the company;

•	transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•	contributions by the company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee under a trust indenture, or party performing similar banking services.

Our Policy on Transactions with Related Persons can be found at www.investor.jnj.com/gov/policies.cfm.

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Transactions with Related Persons for 2015

A sister-in-law of Dr. Paulus Stoffels, Chief Scientific Officer and Worldwide Chairman, Pharmaceuticals, is a Senior Manager at Janssen Pharmaceutica NV, a wholly-owned subsidiary of the company, and earned $168,586 in total compensation in 2015 (using an exchange rate of 1.1175 USD/1 EUR), including base salary, any annual incentive bonus, the value of any long-term incentive award granted in 2015, and any other compensation. She also participates in the general welfare and benefit plans of Janssen Pharmaceutica NV. Her compensation was established in accordance with Janssen Pharmaceutica NV’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Stoffels does not have a material interest in his sister-in-law’s employment, nor does he share a household with her.

The daughter of Dr. Eugene Washington, one of our Directors, is a Senior Analyst at Johnson & Johnson Innovation LLC, a wholly-owned subsidiary of the company, and earned $135,381 in total compensation in 2015, including base salary, any annual incentive bonus, the value of any long-term incentive award granted in 2015, and any other compensation. She also participates in the general welfare and benefit plans of Johnson & Johnson Innovation LLC. Her compensation was established in accordance with Johnson & Johnson Innovation LLC’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Washington does not have a material interest in his daughter’s employment, nor does he share a household with her.

These transactions were approved by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described above.

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Item 1: Election of Directors

BOARD COMPOSITION AND DIRECTOR NOMINATION PROCESS

The Nominating & Corporate Governance Committee of the Board of Directors annually considers the size, composition and needs of the Board, reviews possible candidates for the Board, and recommends the nominees for Directors to the Board for approval. The Committee considers and evaluates suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Office of the Corporate Secretary at our principal office address.

Below are the General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted at www.investor.jnj.com/gov/policies.cfm:

•	the highest ethical character and shared values with Our Credo;

•	reputation, both personal and professional, consistent with our image and reputation;

•	accomplishment within candidate’s field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and independence of any particular constituency with the ability to represent all shareholders;

•	ability to exercise sound business judgment; and

•	diversity, reflecting gender, ethnic background and professional experience.

Understanding the importance of Board composition and refreshment for effective oversight, the Nominating  & Corporate Governance Committee strives to maintain an appropriate balance of tenure, diversity, skills and experience on the Board. Below are highlights of the composition of our Director nominees:

NOMINEES

There are 11 Director nominees for election at our 2016 Annual Meeting, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

All of the nominees were elected to the Board at the last Annual Meeting and are currently serving as Directors of the company, except for Dr. Mary C. Beckerle who was appointed to the Board in June 2015. Dr. Beckerle was initially identified as a potential nominee by an executive search firm and recommended for nomination by the Nominating & Corporate Governance Committee. In keeping with the Board’s policy on retirement of Directors, Dr. Mary Sue Coleman, elected to the Board in 2003, will not stand for re-election. The Board thanks Dr. Coleman for her service.

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Below are summaries of the background, business experience and description of the principal occupation of each of the nominees.

MARY C. BECKERLE, Ph.D., Chief Executive Officer and Director, Huntsman Cancer Institute at the University of Utah; Distinguished Professor of Biology, College of Science, University of Utah

With her expertise in scientific research and organizational management in the health care arena, and her active participation in national and international scientific affairs, Dr. Beckerle provides a perspective crucial to a global health care company.

Director since 2015; Independent

Science, Technology & Sustainability Committee

Dr. Beckerle, 61, joined the Board of Directors in June 2015 and is a member of the Science, Technology & Sustainability Committee. She has served as CEO and Director of Huntsman Cancer Institute since 2006 and she was appointed in 2009 to an additional key health sciences leadership role as Associate Vice President for Cancer Affairs at the University of Utah. Dr. Beckerle joined the faculty of the University of Utah in 1986, and is a distinguished professor of biology and oncological sciences, holding the Ralph E. and Willia T. Main Presidential Professorship. Dr. Beckerle has served on the NIH Advisory Committee to the Director and as the Chair of the American Cancer Society Council for Extramural Grants. She currently serves on a number of scientific advisory boards including the Medical Advisory Board of the Howard Hughes Medical Institute and the Scientific Advisory Boards of the National Center for Biological Sciences at the Tata Institute of Fundamental Research in India and the Mechanobiology Institute in Singapore, and the Dana Farber/Harvard Cancer Center. Dr. Beckerle is also currently on the Board of Directors of the American Association for Cancer Research. Dr. Beckerle held a Guggenheim Fellowship at the Curie Institute in Paris, received the Utah Governor’s Medal for Science and Technology in 2001, the Sword of Hope Award from the American Cancer Society in 2004 and is an elected Fellow of the American Academy of Arts and Sciences. Dr. Beckerle was also named a National Association of Corporate Directors (NACD) Governance Fellow in 2012.

Other Public Company Board Service: Huntsman Corporation (2011 to present)

D. SCOTT DAVIS, Chairman and Former Chief Executive Officer, United Parcel Service, Inc.

Having served as Chairman and CEO of the world’s largest publicly-traded logistics company, and given his knowledge and passion for emerging markets and international operations, deep understanding of public policy and global economic indicators, and expertise in management, strategy, finance and operations, Mr. Davis brings to our Board his unique expertise in supply chain logistics at a time of rapid global expansion in the health care industry.

Director since 2014; Independent

Audit Committee; Regulatory, Compliance & Government Affairs Committee

Mr. Davis, 64, joined the Board of Directors in 2014, and is the Chairman of the Audit Committee and a member of the Regulatory, Compliance & Government Affairs Committee. Mr. Davis is Chairman of United Parcel Service, Inc. (UPS), the largest package delivery company in the world and a leading U.S. less-than-truckload transport and global supply chain solutions provider (shipment and logistics). From 2008 to September 2014, Mr. Davis served as the Chairman and Chief Executive Officer of UPS, and prior to this, he served as Vice Chairman and Chief Financial Officer. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009. Mr. Davis is a trustee of the Annie E. Casey Foundation and a member of The Carter Center Board of Councilors.

Other Public Company Board Service: United Parcel Service, Inc. (2008 to present); Honeywell International, Inc. (2005 to present); EndoChoice, Inc. (2014 to present)

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IAN E. L. DAVIS, Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company

Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to our Board.

Director since 2010; Independent

Audit Committee; Science, Technology & Sustainability Committee

Mr. Davis, 65, joined the Board of Directors in 2010 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. Mr. Davis is currently non-executive Chairman, Rolls-Royce Holdings plc. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience included oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, Inc., a global network of independent social enterprises working to expand educational opportunities in their nations; global energy group, BP plc.; and Majid Al Futtaim Holding LLC; and a Senior Advisor at Apax Partners, a private equity firm.

Other Public Company Board Service: BP plc (2010 to present), Rolls-Royce Holdings plc (2013 to present)

ALEX GORSKY, Chairman, Board of Directors; Chief Executive Officer; Chairman, Executive Committee, Johnson & Johnson

Having started his career at Johnson & Johnson in 1988 and having been promoted to positions of increasing responsibility across business segments, culminating in his appointment to CEO and election to our Board of Directors in 2012, Mr. Gorsky brings a full range of strategic management expertise, a broad understanding of the issues facing a multinational business in the health care industry and an in-depth knowledge of the company’s business, history and culture to our Board and the Chairman position.

Director since 2012; Management

Finance Committee

Mr. Gorsky, 55, was appointed as Chairman, Board of Directors in December 2012 and is a member of the Finance Committee. He was named Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in April 2012. Mr. Gorsky began his Johnson & Johnson career with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceutical business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join Novartis Pharmaceuticals Corporation, where he served as head of the company’s pharmaceutical business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky also serves on the boards of the Travis Manion Foundation, the Congressional Medal of Honor Foundation and the National Academy Foundation.

Other Public Company Board Service: International Business Machines Corporation (IBM) (2014 to present)

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SUSAN L. LINDQUIST, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

With her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to our Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Director since 2004; Independent

Regulatory, Compliance & Government Affairs Committee; Science, Technology & Sustainability Committee

Dr. Lindquist, 66, joined the Board of Directors in 2004 and is Chairman of the Science, Technology & Sustainability Committee and a member of the Regulatory, Compliance & Government Affairs Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). In 2012, Dr. Lindquist received the Wilson Medal in Cell Biology and in 2013 the Dart Prize in Biotechnology. She has served on the Scientific Advisory boards of many independent research institutes, associations and foundations, including: the Massachusetts General Hospital, Brigham and Women’s Hospital and the Institute für Molekulare Biotechnology GmbH. Dr. Lindquist was a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc., and is a Founder of Yumanity Therapeutics and REVOLUTION Medicines.

Other Public Company Board Service: None

MARK B. McCLELLAN, M.D., Ph.D., Director, Duke-Robert J. Margolis, MD, Center for Health Policy

With his extensive experience in public health policy, including as Commissioner of the U.S. Food and Drug Administration and Administrator for the U.S. Centers for Medicare & Medicaid Services, Dr. McClellan possesses broad knowledge of, and unique insights into, the challenges facing the health care industry, making him a valuable member of the board of a broad-based health care company.

Director since 2013; Independent

Regulatory, Compliance & Government Affairs Committee; Science, Technology & Sustainability Committee

Dr. McClellan, 52, joined the Board of Directors in 2013, and is a member of the Regulatory, Compliance & Government Affairs Committee and the Science, Technology & Sustainability Committee. Dr. McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy in January 2016, and the Margolis Professor of Business, Medicine and Health Policy at Duke University. He is also a faculty member at Dell Medical School at The University of Texas in Austin. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies, and Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006, and as Commissioner of the U.S. Food and Drug Administration from 2002 to 2004. He served as a member of the President’s Council of Economic Advisers and senior director for health care policy at the White House from 2001 to 2002, and during President Bill Clinton’s administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan previously served as an associate professor of economics and medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Dr. McClellan is the founding chair and a current board member of the Reagan-Udall Foundation for the Food and Drug Administration, is a member of the National Academy of Medicine and chairs the Academy’s Leadership Council for Value and Science-Driven Health Care, and co-chairs the guiding committee of the Health Care Payment Learning and Action Network.

Other Public Company Board Service: None

Recent Past Public Company Board Service: Aviv REIT, Inc. (2013 to 2015)

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ANNE M. MULCAHY, Former Chairman and Chief Executive Officer,
Xerox Corporation

Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy provides to our Board valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Lead Director

Director since 2009; Independent

Audit Committee; Nominating & Corporate Governance Committee; Finance Committee

Ms. Mulcahy, 63, joined the Board of Directors in 2009 and became the Lead Director of the Board in 2012. Ms. Mulcahy is a member of the Audit Committee, the Nominating & Corporate Governance Committee, and the Finance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010.

Other Public Company Board Service: Target Corporation (1997 to present), Graham Holdings Company (2008 to present), LPL Financial Holdings Inc. (2013 to present)

WILLIAM D. PEREZ, Retired President and Chief Executive Officer,
Wm. Wrigley Jr. Company

With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to our Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Director since 2007; Independent

Compensation & Benefits Committee; Nominating & Corporate Governance Committee

Mr. Perez, 68, joined the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc. (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital.

Other Public Company Board Service: Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service: Campbell Soup Company (2009 to 2012)

Johnson & Johnson 2016 Proxy Statement  •  17

CHARLES PRINCE, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to our Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Director since 2006; Independent

Compensation & Benefits Committee; Nominating & Corporate Governance Committee

Mr. Prince, 66, joined the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003 and Chief Operating Officer from 2001 to 2002. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a member of the Council on Foreign Relations and The Council of Chief Executives.

Other Public Company Board Service: Xerox Corporation (2008 to present)

A. EUGENE WASHINGTON, M.D., M.Sc., Duke University’s Chancellor for Health Affairs; President and Chief Executive Officer, Duke University Health System

Dr. Washington brings to our Board his distinct expertise born of significant achievements as a senior executive in academia, an accomplished clinical investigator, an innovator in health care, and a leader in shaping national health policy. With his unique combination of knowledge, skills and experience in organizational management, medical research, patient care, and public health policy, Dr. Washington provides an invaluable perspective for a company in the health care industry.

Director since 2012; Independent

Compensation & Benefits Committee; Science, Technology & Sustainability Committee

Dr. Washington, 65, joined the Board of Directors in 2012 and is a member of the Compensation & Benefits Committee and the Science, Technology & Sustainability Committee. Dr. Washington is currently Duke University’s Chancellor for Health Affairs and the President and Chief Executive Officer of the Duke University Health System. Previously he was Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF’s Medical Effectiveness Research Center for Diverse Populations in 1993 and served as Director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first Director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences’ Institute of Medicine in 1997, where he served on its governing Council. He was founding Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute, served as a member of the Scientific Management Review Board for the National Institutes of Health, and also served as Chair of the Board of Directors of both the California HealthCare Foundation and The California Wellness Foundation. Dr. Washington currently serves on the Boards of Directors of the Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc.

Other Public Company Board Service: None

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RONALD A. WILLIAMS, Former Chairman and Chief Executive Officer, Aetna Inc.

With his long and distinguished career in the health care industry, from his experience leading one of Fortune’s Most Admired health care companies to his career-long role as an advocate for meaningful health care reform, Mr. Williams provides our Board with an exceptional combination of operational management expertise and insight into both public health care policy and the health care industry critical to a large public company in the health care industry.

Director since 2011; Independent

Compensation & Benefits Committee; Regulatory, Compliance & Government Affairs Committee

Mr. Williams, 66, joined the Board of Directors in 2011 and is the Chairman of the Regulatory, Compliance & Government Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Williams served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010, and as Chairman from 2010 until his retirement in April 2011. He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government. He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC. In addition, Mr. Williams also serves on The MIT Corporation, the board of the Peterson Institute for International Economics and the Advisory Board of Peterson Center on Healthcare. Previously, Mr. Williams served as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010 and Vice Chairman of The Business Council from 2008 to 2010.

Other Public Company Board Service: The Boeing Company (2010 to present), American Express Company (2007 to present), Envision Healthcare Holdings, Inc. (2011 to present)

Recent Past Public Company Board Service: Aetna Inc. (2006 to 2011)

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

Johnson & Johnson 2016 Proxy Statement  •  19

DIRECTOR COMPENSATION – FISCAL 2015

The following table provides information concerning the compensation of our non-employee Directors for fiscal 2015. Mr. Gorsky was an employee of the company, and therefore, received no additional compensation for his service as a Director. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

A	B	C	D	E
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
M. C. Beckerle(1)	$ 64,167	$ 0	$ 0	$ 64,167
M. S. Coleman(2)	110,000	154,899	20,000	284,899
J. G. Cullen(3)	45,000	154,899	0	199,899
D. S. Davis	128,750	154,899	0	283,649
I. E. L. Davis	110,000	154,899	0	264,899
S. L. Lindquist	130,000	154,899	16,400	301,299
M. B. McClellan	110,000	154,899	0	264,899
A. M. Mulcahy	140,000	154,899	20,000	314,899
L. F. Mullin(3)	43,333	154,899	20,000	218,232
W. D. Perez	130,000	154,899	20,000	304,899
C. Prince	130,000	154,899	20,000	304,899
A. E. Washington	110,000	154,899	20,000	284,899
R. A. Williams	125,003	154,899	20,000	299,902

(1)     Joined the Board on June 9, 2015. Cash fees are pro-rated for six months of service.

(2)     Not standing for re-election in 2016.

(3)     Retired from the Board in April 2015. Cash fees are pro-rated for partial year of service.

Fees Earned or Paid in Cash (Column B)

Board Retainer. Each non-employee Director received an annual cash retainer of $110,000 for his or her service as a member of our Board of Directors, except as noted above in the table.

Committee Chair Retainer. The Chairman of the Audit Committee received an annual cash retainer of $25,000 and the chairs for all other Board committees received an annual cash retainer of $20,000.

Lead Director Retainer. In 2015, Ms. Mulcahy served as the Lead Director and was paid an additional annual cash retainer of $30,000.

Stock Awards (Column C)

All figures in column C represent the grant date fair value, computed in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Deferred Share Units. Pursuant to the terms of the Deferred Fee Plan for Non-Employee Directors, each non-employee Director received a grant of Deferred Share Units having a value of $155,000 on the grant date (to the nearest whole share). Accordingly, each non-employee Director was granted 1,524 Deferred Share Units on February 9, 2015, except for Dr. Mary C. Beckerle who joined the Board in June 2015. Deferred Share Units are settled in cash upon termination of directorship.

Stock Ownership Guidelines. Under the company’s stock ownership guidelines, non-employee Directors must own company stock equal to five times the annual Board retainer. Stock ownership for the purpose of these guidelines includes shares directly owned by the Director, shares held indirectly that are beneficially owned by the Director, and Deferred Share Units. Non-employee Directors are required to achieve the ownership threshold within five years after first becoming a Director. Our policy prohibits non-employee Directors from transacting in derivative instruments linked to the performance of our securities. As of March 1, 2016, all of our non-employee Directors, except for Dr. Beckerle, Mr. D. S. Davis and Dr. McClellan, who each joined the Board within the past three years, had met the stock ownership threshold.

All Other Compensation (Column D)

The amounts reported in column D represent the aggregate dollar amount for each non-employee Director for charitable matching contributions.

20  •  Johnson & Johnson 2016 Proxy Statement

Charitable Matching Contributions. Non-employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a two-to-one basis for every dollar donated by a Director, up to $20,000 per year per person to certain charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Voluntary Deferrals into Deferred Share Units. Under the Deferred Fee Plan for Non-Employee Directors, a non-employee Director may elect to defer payment of all or a portion of his or her cash retainers until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in our common stock. All Deferred Share Units held in each non-employee Director’s Deferred Fee Account accrue dividend equivalents in the same amount and at the same time as dividends on our common stock. In 2015, Drs. Lindquist and Washington and Messrs. Perez and Williams elected to defer all of their 2015 cash retainers.

Deferred Compensation Balances. At January 3, 2016, the aggregate number of Deferred Share Units (including dividend equivalents) held in each non-employee Director’s Deferred Fee Account was as follows:

Name	Deferred Share Units (#)
M. C. Beckerle(1)	0
M. S. Coleman(2)	23,656
D. S. Davis	1,570
I. E. L. Davis	6,269
S. L. Lindquist	27,624
M. B. McClellan	3,384
A. M. Mulcahy	6,269
W. D. Perez	14,592
C. Prince	12,340
A. E. Washington	9,259
R. A. Williams	10,056
(1)	Joined the Board on June 9, 2015
(2)	Not standing for re-election in 2016

Additional Arrangements

We pay for or provide (or reimburse Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings and director orientation or other relevant educational programs.

Fiscal 2016 Non-Employee Director Compensation

On September 17, 2015, the Board approved the following 2016 compensation for non-employee Directors:

•	Annual Cash Retainer of $110,000

•	Annual Grant of Deferred Share Units valued at $165,000

In addition, the Lead Director will receive an annual cash retainer of $30,000, the Chairman of the Audit Committee will receive an annual cash retainer of $25,000, and the chairs of all other Board committees will receive an annual cash retainer of $20,000.

Johnson & Johnson 2016 Proxy Statement  •  21

Stock Ownership and Section 16

Compliance

The following table sets forth information regarding beneficial ownership of our common stock by each Director; our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation Tables” on pages 48 through 64 of this Proxy Statement (each a “named executive officer”); and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Gorsky and Ullmann are deemed to “control” an additional 5,732,024 shares of our stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 683,716 shares. In the aggregate, these 6,415,740 shares represent less than 1% of the shares outstanding. All stock ownership is as of March 1, 2016 (except shares held in our Savings Plans, which are included as of January 31, 2016).

Name	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned (#)
Mary C. Beckerle(4)	0	1,629	0	1,629
Dominic J. Caruso	116,982	13,168	907,080	1,037,230
Mary Sue Coleman(5)	11,952	25,285	0	37,237
D. Scott Davis	0	3,199	0	3,199
Ian E. L. Davis	4,193	7,898	0	12,091
Alex Gorsky	178,308	0	1,044,108	1,222,416
Susan L. Lindquist	16,258	29,254	0	45,512
Mark B. McClellan	0	5,013	0	5,013
Anne M. Mulcahy	5,789	7,898	0	13,687
William D. Perez	19,622	16,221	0	35,843
Sandra E. Peterson	35,644	0	61,538	97,182
Charles Prince	26,445	13,969	0	40,414
Paulus Stoffels	122,543	0	102,692	225,235
Michael H. Ullmann	92,923	0	162,350	255,273
A. Eugene Washington	0	10,888	0	10,888
Ronald A. Williams	3,650	11,685	0	15,335
All Directors and executive officers as a group (17)	683,716	146,107	2,277,768	3,107,591

(1)

The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, including shares held in 401(k) and Employee Stock Ownership Plans, and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement. Mr. Prince disclaims beneficial ownership of 800 shares listed as owned by him.

(2)

Includes Deferred Share Units credited to Non-Employee Directors under our Amended and Restated Deferred Fee Plan for Directors and Deferred Share Units credited to the executive officers under our Executive Income Deferral Plan (Amended and Restated).

(3)	Includes shares underlying options exercisable on March 1, 2016, options that become exercisable within 60 days thereafter and Restricted Share Units that vest within 60 days thereafter.

(4)	Became a member of the Board in June 2015.

(5)	Not standing for re-election in 2016.

22  •  Johnson & Johnson 2016 Proxy Statement

As of March 1, 2016, the following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	175,393,093 shares(1)	6.3%(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	173,844,909 shares(2)	6.3%(2)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	148,294,748 shares(3)	5.4%(3)

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group reported aggregate beneficial ownership of approximately 6.3%, or 175,393,093 shares, of our common stock as of December 31, 2015. Vanguard reported that it possessed sole dispositive power of 169,953,018 shares, sole voting power of 5,125,593 shares, shared dispositive power of 5,440,075 shares, and shared voting power of 276,500 shares.

(2)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 10, 2016, BlackRock, Inc. reported aggregate beneficial ownership of approximately 6.3%, or 173,844,909 shares, of our common stock as of December 31, 2015. BlackRock reported that it possessed sole voting power of 149,441,859 shares and sole dispositive power of 173,844,909 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(3)

Based solely on a Schedule 13G filed with the SEC on February 16, 2016, State Street Corporation reported aggregate beneficial ownership of approximately 5.4%, or 148,294,748 shares, of our common stock as of December 31, 2015. State Street reported that it possessed shared voting power and shared dispositive power of 148,294,748 shares, and that it did not possess sole voting power or sole dispositive power over any shares beneficially owned.

As a result of being beneficial owners of more than 5% of our stock, The Vanguard Group (Vanguard), BlackRock, Inc. (BlackRock), and State Street Corporation (State Street) are currently considered “related persons” under our Policy on Transactions with Related Persons described on page 11 of this Proxy Statement.

•

Certain of our U.S. employee savings plans have retained Vanguard and its affiliates to provide investment management, trustee, custodial and administrative services. In connection with these services, we paid Vanguard approximately $1.0 million in fees during fiscal year 2015.

•

Certain of our U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $4.0 million in fees during fiscal year 2015.

•

Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide investment management, trustee, custodial, administrative and ancillary investment services. In connection with these services, we paid State Street approximately $8.4 million in fees during fiscal year 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of Forms 3, 4 and 5 and amendments thereto in our possession and written representations furnished to us, we believe that during 2015 all reports for our executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

Johnson & Johnson 2016 Proxy Statement  •  23

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 26 to 47, and the tables in the “Executive Compensation Tables” section found on pages 48 to 64, of this Proxy Statement for additional details on our executive compensation.

Item 2: Advisory Vote to Approve

Named Executive Officer

Compensation

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (CD&A) section of the 2016 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2016 Proxy Statement.

When casting your 2016 “Say on Pay” vote, we encourage you to consider:

•    Our continued direct engagement with our shareholders

•    Our continued evaluation of our executive compensation program

•    The pay-for-performance alignment built into the design of our incentive programs

•    The alignment of the 2015 compensation of our Chairman/CEO and our other named executive officers with our company’s 2015 performance

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, following our 2016 shareholder meeting on April 28, 2016, the next advisory vote on executive compensation will occur at the 2017 Annual Meeting of Shareholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2016 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2016 Proxy Statement.

24  •  Johnson & Johnson 2016 Proxy Statement

Compensation Committee Report

The Compensation & Benefits Committee of the Board of Directors (the Committee) has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 26 through 47, be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016.

Charles Prince, Chairman

William D. Perez

A. Eugene Washington

Ronald A. Williams

Johnson & Johnson 2016 Proxy Statement  •  25

Compensation Discussion and Analysis

26  •  Johnson & Johnson 2016 Proxy Statement

Executive Summary

Consistent with our long-term strategy, we met, or exceeded, our 2015 financial goals and executed against our enterprise priorities for long-term value creation.

KEY PERFORMANCE AND COMPENSATION HIGHLIGHTS

•   Upheld Our Credo values by prioritizing the needs and well-being of our stakeholders:

•  Patients, consumers, and health care professionals

•  Employees

•  Communities in which we live and work

•  Shareholders

•   Executed against our near-term priorities in 2015, consistent with our long-term strategic plan:

•  Exceeded our adjusted operational earnings per share (EPS) growth goal and met our operational sales and free cash flow goals.*

•  Our Pharmaceutical business: exceeded its operational sales goals and delivered strong financial results; continued to strengthen its industry-leading innovation pipeline; and received approval for new medicines including YONDELIS®, INVEGA TRINZA™ and DARZALEX™ and important line extensions.

•  Our Consumer business: exceeded its operational sales goals; expanded market share in Oral Care and US OTC; and delivered solid operational growth in emerging markets with double digit growth in Brazil, India and Russia. Challenges in China impacted results for both Baby and Beauty.

•  Our Medical Devices business did not meet its operational sales goals. We achieved strong operational sales growth in endocutters, biosurgicals, and electrophysiology, but underachieved in orthopaedics, vision care, and energy. We integrated the Global Orthopaedics and Global Surgery groups and initiated a restructuring, positioning us to operate at scale with large health systems and accelerate our pace of innovation in the evolving healthcare landscape.

•   Advanced our long-term strategic growth drivers:

•  Partially met our Creating Value through Innovation objectives. We gained or held share in 11 of 19 key product platforms and exceeded sales growth targets in 8 of 19 of them.

•  Met our Excellence in Execution (portfolio, organizational effectiveness, quality, and supply) objectives, by actively re-shaping our portfolio and completing divestitures of a number of businesses and brands (e.g., Cordis, Nucynta®, and Splenda®). All three McNeil facilities successfully received FDA notices of conformity.

•  Partially met our Global Reach with Local Focus objectives. We had good overall operational sales growth against our goals. However, we did not meet our operational sales growth goal in the developing markets due to significant slow-downs in China, Russia, and Brazil.

•  Exceeded our Leading with Purpose (talent, engagement, and reputation) objectives, strengthening our leadership talent pipeline, advancing diversity, exceeding employee engagement benchmarks, and maintaining our top quartile reputational standings.

•   Received strong support for our named executive officer compensation in our 2015 “Say on Pay” vote – 95% in favor

2015 FINANCIAL RESULTS* OPERATIONAL SALES GROWTH 1.8% FREE CASH FLOW $15.8B ADJUSTED OPERATIONAL EPS GROWTH 5.8%

25% of 2015 sales from products launched in the past 5 years
CEO Pay Decisions • Annual Bonus: 100% of target • LTI Award: 110% of target • Salary: No Increase Total Direct Compensation • 2015: $18,141,454 • 2014: $20,253,820 (See page 31 for details)
32 Consecutive years of adjusted operational earnings increases*	53 Consecutive years of dividend increases

* Non-GAAP measures: see page 29 for details on non-GAAP measures.

Johnson & Johnson 2016 Proxy Statement  •  27

2015 COMPANY PERFORMANCE

    Our overall performance in 2015 was consistent with our long-term strategic plan as we executed on the     near-term priorities we established for the year. In 2015, we:

•      Exceeded our adjusted operational EPS goal and met our operational sales and free cash flow goals.(1)

•      Advanced our long-term strategic growth drivers: Creating Value through Innovation; Excellence in Execution; Global Reach with Local Focus; and Leading with Purpose.

Performance Against Our Financial Goals(1)

•	Met our operational sales growth goal

•	Met our free cash flow goal

•	Exceeded our total adjusted operational EPS growth goal

Financial Objective(1)	Goal	2015 Results
2015 Operational Sales Growth	1.0% - 2.0%	1.8%
2015 Free Cash Flow	$15B - $16B	$15.8B
2015 Total Adjusted Operational EPS Growth	2.3% - 4.7%	5.8%

(1)	Non-GAAP measures; see page 29 for details on non-GAAP performance measures.

Performance Against Our Long-Term Strategic Growth Drivers

•	Partially met our Creating Value through Innovation objectives

In 2015, 25% of our sales were from new products launched in the past five years. Our in-line portfolio performance was solid, as we gained or held share in 11 of 19 key product platforms. 8 of the 19 key product platforms exceeded our sales growth targets. We advanced our pipeline and delivered on over 80% of our key milestones.

28  •  Johnson & Johnson 2016 Proxy Statement

•	Met our Excellence in Execution (portfolio, organizational effectiveness, quality, and supply) objectives

We actively reshaped our portfolio and completed divestitures of several non-strategic businesses and brands in 2015. We continued to roll out our new functional support model, Enterprise Standards and Productivity, and delivered our savings goal for the year. We delivered strong performance in most quality metrics and all three McNeil facilities successfully received FDA notices of conformity.

•	Partially met our Global Reach with Local Focus (global sales growth) objectives

In 2015, we had good overall operational sales growth against our goals. However, we did not achieve our operational sales growth goal in developing markets due to significant slow-downs in China, Russia, and Brazil.

•	Exceeded our Leading with Purpose (talent, engagement, and reputation) objectives

We have made significant strides in: strengthening our leadership pipeline; advancing diversity; retaining critical talent; and exceeding benchmarks on employee engagement measures. We maintained our reputational standings, continuing to rank among the top 10 in Barron’s list of “Most Respected Companies” and ranking as the highest Pharmaceutical company on Fortune’s list of “The World’s Most Admired Companies”.

    Details on Non-GAAP Performance Measures

•

Operational Sales Growth: Operational Sales Growth is the sales increase due to volume and price, excluding the effect of currency translation. As set forth on page 10 of the “Management’s Discussion and Analysis” section of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016 (2015 Form 10-K), our 2015 Operational Sales Growth was 1.8%, excluding currency translation of (7.5)%.

•

Free Cash Flow: Free cash flow is the net cash from operating activities less additions to property, plant and equipment. As set forth in the Consolidated Statements of Cash Flows on page 33 of our 2015 Form 10-K, cash flows from operating activities was $19.3 billion, and additions to property, plant and equipment were $3.5 billion. ($19.3 billion – $3.5 billion = $15.8 billion.)

•

Adjusted Operational EPS Growth: Adjusted EPS and Adjusted Operational EPS are non-GAAP financial measures. Adjusted EPS excludes special items and intangible amortization expense as set forth in Exhibit 99.2O to the company’s Current Report on Form 8-K dated January 26, 2016 and in “Reconciliation of Non-GAAP Financial Measures” of our 2015 Annual Report included in our proxy materials. Adjusted Operational EPS Growth also excludes the effect of currency translation. The following is a reconciliation of Diluted EPS (the most directly comparable U.S. GAAP measure) to Adjusted EPS and Adjusted Operational EPS:

	2015 Actual $ per share	% Change vs. Prior Year*
Diluted EPS Special Items and Intangible Amortization Expense	$5.48 0.72
Adjusted EPS Currency Translation	6.20 0.56	(3.0)%
Adjusted Operational EPS	6.76	5.8%

*	Prior year Adjusted EPS = $6.39

Johnson & Johnson 2016 Proxy Statement  •  29

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

The Committee believes that the executive compensation program includes key features that align the interests of the named executive officers and Johnson & Johnson’s long-term strategic direction with shareholders and does not include features that could misalign their interests.

What We Do

✓       Align CEO pay with company performance

✓       Use long-term incentives to link the majority of Named Executive Officer pay to company performance

✓       Balance short-term and long-term incentives

✓       Cap incentive awards

✓       Require Named Executive Officers to own significant amounts of company stock

✓       Have a compensation recoupment policy applicable to our Named Executive Officers

✓       Actively engage with our shareholders

✓       Use an independent compensation consultant reporting directly to the Compensation Committee

What We Don’t Do

    No automatic or guaranteed annual salary increases

    No guaranteed bonuses or long-term incentive awards

    No above-median targeting of executive compensation

    No change-in-control benefits

    No tax gross ups (unless they are provided pursuant to our standard relocation practices)

    No option repricing without shareholder approval

    No hedging of company stock

    No long-term incentive backdating

    No dividend equivalents on unvested long-term incentives

SHAREHOLDER OUTREACH AND OUR COMPENSATION PROGRAM

When casting your 2016 Say on Pay vote, we encourage you to consider:

•  Our continued direct engagement with our shareholders

•  Our continued evaluation of our executive compensation program

•  The pay-for-performance alignment built into the design of our incentive programs

•  The alignment of the 2015 compensation of our Chairman/CEO and our other named executive officers with our company’s 2015 performance

In 2015, we held an annual advisory vote to approve named executive officer compensation, commonly known as

“Say on Pay”. Approximately 95% of the votes cast voted in favor of our executive compensation program as disclosed in our 2015 Proxy Statement. We believe that this continued strong support for the named executive officer compensation resulted from our direct engagement with our shareholders and the changes we made to our executive compensation program over the past several years.

During 2015, we continued our shareholder outreach on our executive compensation program. Our Lead Director, Compensation & Benefits Committee Chair, and members of senior management had discussions with a diverse mix of U.S. and international institutional shareholders on our executive compensation program.

We regularly consider the feedback from our shareholders and we continue to evaluate our executive compensation program.

30  •  Johnson & Johnson 2016 Proxy Statement

CEO PERFORMANCE AND COMPENSATION DECISIONS

Alex Gorsky

Chairman, Board of Directors; Chief Executive Officer

Performance:

The Board based its assessment of Mr. Gorsky primarily upon its evaluation of the company’s performance. The company met, or exceeded, its financial goals and executed against its strategic priorities in 2015 under Mr. Gorsky’s leadership, as summarized under “2015 Company Performance” on pages 28 and 29, and the Board approved compensation for 2015 reflecting this performance.

2016 CEO Compensation Decisions for 2015 Performance:

The Board’s compensation decisions for Mr. Gorsky reflect the Board’s assessment of his 2015 performance. The Board recognized Mr. Gorsky’s 2015 performance by awarding him an annual performance bonus at 100% of target and long-term incentives at 110% of target. After reviewing market data and other factors, the Board kept Mr. Gorsky’s salary rate unchanged at $1,600,000 per year.

Mr. Gorsky’s total direct compensation for 2015 and, for comparison purposes, his total direct compensation for 2014 are displayed in the table below

		2014		2015
		Amount ($)	Percent of Target (%)	Amount ($)	Percent of Target (%)
	Salary Earned	$ 1,500,000		$ 1,613,462
	Annual Performance Bonus	3,543,800	135%	2,800,000	100%
	Long-Term Incentive Awards	15,210,020	130%	13,727,992	110%
	Total Direct Compensation	$20,253,820		$18,141,454
	The actual pay mix for Mr. Gorsky for 2015 is displayed below.

	Please see “2016 Compensation Decisions for 2015 Performance” and “2016 Salary Increases” on pages 33 to 35 for details on the awards, total direct compensation, and base salary increase.

Johnson & Johnson 2016 Proxy Statement  •  31

OTHER NAMED EXECUTIVE OFFICER PERFORMANCE

The Committee based its assessment of each of the other named executives officers upon its evaluation of the company’s performance as well as the individual performance of each named executive officer. Each of the named executive officers contributed to the company’s performance as a member of the Executive Committee. See “2015 Company Performance” on pages 28 and 29 for the Committee’s evaluation of the company’s performance for 2015.

Dominic J. Caruso

Vice President, Finance; Chief Financial Officer

In addition to his contribution to our company’s overall performance, Mr. Caruso:

• Drove strong financial and cash flow management, reflected by the organization meeting or exceeding its 2015 business plan for operational sales, adjusted operational EPS, and free cash flow.

• Drove focus on capital allocation; clear and effective analysis of merger and acquisition activity; and initiated a $10 billion share buyback program.

• Deepened relationships and external partnerships with the financial community and was actively involved in industry coalitions.

• Provided strong leadership within the Finance and Procurement functions, including strengthening the talent pipeline in key roles across those functions.

See pages 33 to 35 for details on “2016 Compensation Decisions for 2015 Performance.”

Paulus Stoffels, M.D.

Chief Scientific Officer; Worldwide Chairman, Pharmaceuticals

In addition to his contribution to our company’s overall performance, Dr. Stoffels:

• Advanced the impact of our cross-sector R&D: prioritizing portfolio management; sourcing external innovation; and implementing a common global product development organization.

• Provided strong leadership within the Pharmaceutical Research & Development organization, as evidenced by the significant growth of our Pharmaceutical pipeline.

• Established Johnson & Johnson Global Public Health, an important new group to address the world’s greatest unmet public health needs, and delivered Ebola vaccine ready for emergency use.

• Strengthened Johnson & Johnson’s R&D talent pipeline and took on external leadership roles with the World Health Organization, the World Dementia Council, the United Nations Secretary General Panel for Access to Medicine, and TransCelerate BioPharma, the forum for pharmaceutical heads of R&D.

See pages 33 to 35 for details on “2016 Compensation Decisions for 2015 Performance.”

32  •  Johnson & Johnson 2016 Proxy Statement

Sandra E. Peterson

Group Worldwide Chairman

In addition to her contribution to the company’s overall performance, Ms. Peterson:

• Provided strong leadership to the Consumer, Vision Care, Diabetes Solutions, Information Technology, and Supply Chain businesses and functions.

• Oversaw all three McNeil facilities successfully receiving FDA notices of conformity and led our Consumer and Consumer Medical Devices groups to meet or exceed their operational sales, cash flow, and net income goals.

• Led our Supply Chain and Quality groups to deliver on all cost, quality, and reliability metrics, with no new substantive regulatory actions across the total product portfolio.

• Led the Information Technology group to: improve its delivery, cost, and speed; execute a new technology partner strategy; and complete a number of strategic partnerships and deals.

See pages 33 to 35 for details on “2016 Compensation Decisions for 2015 Performance.”

Michael H. Ullmann

Vice President, General Counsel

In addition to his contribution to our company’s overall performance, Mr. Ullmann:

• Provided strong leadership to the Legal, Compliance, Government Affairs & Policy and Global Security functions.

• Led the Law Department in successfully managing a broad portfolio of legal matters, including, prevailing in significant litigation and settling several investigations and disputes on favorable terms.

• Oversaw legal support for all licensing, collaboration, acquisition and divestiture transactions.

• Provided strong leadership in advancing a diverse talent pipeline in his organization and participating in, and supporting, a wide range of Credo commitment activities and legal and ethics training throughout the company.

See pages 33 to 35 for details on “2016 Compensation Decisions for 2015 Performance.”

2016 COMPENSATION DECISIONS FOR 2015 PERFORMANCE

How Compensation Decisions are Reported

Each year, based on the performance assessments of the named executive officers, the Committee determines the salary rate for the upcoming year, the annual performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each named executive officer. Decisions regarding these elements and the amounts for 2015 performance are summarized in the tables below. The Committee believes that these tables best summarize the actions taken on the named executive officers’ compensation for the performance year. By contrast, most of the amounts required by the U.S. Securities and Exchange Commission’s (SEC) rules to be reported in the “Summary Compensation Table” on page 48 are the result of compensation decisions from prior years, earnings from prior long-term incentive awards, or participation in long-standing programs.

Johnson & Johnson 2016 Proxy Statement  •  33

2015 Total Direct Compensation

The following table shows the salary paid during 2015 and the annual performance bonus and long-term incentive grants approved on February 8, 2016 for performance in 2015 for each named executive officer.

A	B	C	D	E
Name	Cash		Equity	Total Direct Compensation ($)
	Salary ($)	Annual Performance Bonus ($)	Long-Term Incentive ($)
A. Gorsky	$1,613,462	$2,800,000	$13,727,992	$18,141,454
D. Caruso	922,577	1,136,900	4,752,141	6,811,618
P. Stoffels	1,158,385	1,144,000	5,834,436	8,136,821
S. Peterson	908,654	1,125,000	5,129,953	7,163,607
M. Ullmann	645,385	640,000	2,464,040	3,749,425

Salary (Column B)

The amounts reported in column B represent base salaries paid to each of the named executive officers for the 2015 fiscal year. Salaries earned in fiscal year 2015 are higher than each executive’s annualized base salary due to an additional earnings period that occurred in fiscal year 2015. U.S. salaried employees are paid on a bi-weekly schedule. 27 pay periods fell in fiscal year 2015 rather than the usual 26 pay periods.

Annual Performance Bonus (Column C)

Based on 2015 company performance and individual performance as discussed on pages 28 to 29 and 31 to 33, the Board and the Committee awarded annual performance bonuses on February 8, 2016 (which were paid in 2016) at 100% of target for all of the named executive officers. See the “Grants of Plan-Based Awards” table on page 53 for the target bonus amounts.

Long-Term Incentive Awards (for 2015 performance) (Column D)

The Board and Committee granted the following long-term equity incentive awards on February 8, 2016 (ranging from 110% to 120% of target) to the named executive officers based on his or her 2015 performance and impact on the company’s long-term results, competitive market data, relative duties and responsibilities, and the individual’s long-term potential within the organization. These awards included Performance Share Units (PSUs), Stock Options, and Restricted Share Units (RSUs).

Name	PSUs Granted(1)		Options Granted(2)		RSUs Granted(3)		Total(4)
	(#)	($)	(#)	($)	(#)	($)	($)
A. Gorsky	73,947	$6,863,982	411,264	$4,118,398	29,579	$2,745,612	$13,727,992
D. Caruso	25,598	2,376,083	142,365	1,425,643	10,239	950,415	4,752,141
P. Stoffels	31,428	2,917,241	174,787	1,750,317	12,571	1,166,878	5,834,436
S. Peterson	27,633	2,564,978	153,685	1,539,002	11,053	1,025,973	5,129,953
M. Ullmann	13,273	1,232,040	73,817	739,203	5,309	492,797	2,464,040

(1)

The estimated grant date fair value used to determine the number of PSUs granted was $92.823. The estimated grant date fair value per PSU was assumed to be equal to the estimated grant date fair value per RSU for the purpose of determining the number of PSUs.

(2)

The grant date fair value used to determine the number of options granted was $10.014. The option exercise price was $101.87 based on the average of the high and low prices of our common stock on the NYSE on the grant date. The Black-Scholes option valuation model was used to calculate the grant date fair value with the following assumptions: volatility of 15.76% based on a blended rate of historical average volatility and implied volatility based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.10%; risk-free interest rate of 1.51% based on a U.S. Treasury rate of seven years; and a seven-year option life.

(3)

The grant date fair value used to determine the number of RSUs granted was $92.823. The grant date fair value for the RSU awards as calculated under U.S. GAAP was based on the average of the high and low prices of our common stock on the NYSE on the grant date ($101.870) and discounted by an expected dividend yield of 3.10% as dividends are not paid on the RSUs prior to vesting.

(4)	Award values are rounded to the nearest whole share.

34  •  Johnson & Johnson 2016 Proxy Statement

Total Direct Compensation (Column E)

The amounts reported in column E are the sum of columns B through D for each of the named executive officers. The Committee believes that totals in column E best summarize the total direct compensation paid to each named executive officer for the 2015 fiscal year.

2016 Salary Increases

Annual salary increases are neither automatic nor guaranteed. In determining the base salary rates for our named executive officers, the Committee reviewed the individual’s overall performance, compensation, alignment with Our Credo values, complexity and scope of responsibilities, and experience in those roles, as well as market data. The Committee can elect to leave a base salary rate unchanged.

The following table shows the annual base salary rate approved on February 8, 2016 for each named executive officer. The annual base salary rates are all effective as of February 28, 2016.

Name	2015 Base Salary Rate ($)	2016 Base Salary Rate ($)
A. Gorsky	$1,600,000	No Increase
D. Caruso	909,500	No Increase
P. Stoffels	1,144,000	No Increase
S. Peterson	900,000	$975,000
M. Ullmann	640,000	700,000

Johnson & Johnson 2016 Proxy Statement  •  35

Executive Compensation Philosophy

IMPORTANCE OF CREDO VALUES IN ASSESSING PERFORMANCE

For over 70 years, the Johnson & Johnson Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to Johnson & Johnson’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo – and the long-term impact of a named executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

GUIDING PRINCIPLES

We design our executive compensation programs to achieve our goals of attracting, developing, and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

•	Competitiveness: We compare our practices against appropriate peer companies that are of similar size and complexity, so we can continue to attract, retain, and motivate high-performing executives.

•	Pay for Performance: Annual bonuses and grants of long-term incentives are tied to performance, including the performance of the individual named executive officer and his or her specific business unit or function, as well as the overall performance of our company.

•	Accountability for Short- and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.

•	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.

Components of Executive Compensation

BASE SALARY

We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. We reference competitive data from companies within our Executive Peer Group that are of similar size and complexity as Johnson & Johnson. In addition to competitive data, we consider individual work experience, alignment with Our Credo values, leadership, time in position, complexity and scope of responsibilities, knowledge, and internal parity among those performing similar jobs when setting salary levels.

ANNUAL PERFORMANCE BONUS

We establish competitive annual performance bonus opportunities as a percent of salary for our named executive officers that:

•	motivate attainment of short-term goals

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business, which includes business unit/function and overall company performance

•	reward individual performance and contribution

Our named executive officers participate in the Executive Incentive Plan (EIP). Under the EIP, payments of annual performance bonuses to named executive officers are prohibited unless Consolidated Net Earnings, as shown in the audited financial statements of our company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other named executive officers. It is important to note that, while the EIP is designed so that the annual performance bonuses for our named executive officers are fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, the bonus amounts actually paid to them are based on consideration of both company and individual performance as discussed on pages 28 to 29 and 31 to 33.

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LONG-TERM INCENTIVES

We establish competitive long-term incentive opportunities as a percent of salary for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return (TSR)

•	align the interests of participants with shareholders

•	vary in the size of award, based on competitive market data, relative duties and responsibilities, the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results

•	vary in the ultimate actual value of the awards based on: (1) the degree to which long-term operational goals are attained and (2) the company’s actual TSR

We provide long-term incentives to our named executive officers using three types of equity awards to provide an appropriate balance of incentives tied to internal measures of performance (sales and EPS) and external measures of success (share price appreciation and equity value). The forms of equity awards and their weightings for our named executive officers are as follows:

We granted our named executive officers the following long-term incentives based on competitive market data, relative duties and responsibilities, the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results:

•	Performance Share Units, which are converted into shares of our common stock after the end of a three-year performance period. Performance share units receive no dividend equivalents and are earned based on performance against the following metrics:

•	Sales: 1-year Operational Sales for each year of the performance period

•	Earnings Per Share: 3-year Cumulative Adjusted Operational EPS

•	Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitor Composite Peer Group

•	Stock Options, which vest 100% on the day following the third anniversary of the grant date, have an exercise price equal to the fair market value of our common stock on the grant date, and expire 10 years from the grant date.

•	Restricted Share Units, which receive no dividend equivalents and are converted into shares of common stock on the third anniversary of the grant date.

Johnson & Johnson 2016 Proxy Statement  •  37

EXECUTIVE PERQUISITES & OTHER BENEFITS

Our named executive officers received the same employee benefits provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to approximately 300 executives. The executive life insurance premiums paid for named executive officers are disclosed in the Summary Compensation Table under “All Other Compensation (Column I)” on page 48 of this Proxy Statement. Effective January 2015, the executive life insurance program was closed to new participants.

In addition to the benefits offered to all employees, our named executive officers were provided benefits intended for business purposes. In some cases, these benefits may be used for personal use, which would then be considered part of the named executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2015, this included: limited access to the company aircraft for personal travel, access to company cars and drivers for commutation and other personal transportation, and reimbursement of home security system related fees.

Setting Compensation & Performance Targets

USE OF PEER GROUPS FOR PAY AND PERFORMANCE

The Committee uses two peer groups for executive compensation. The Executive Peer Group is used to assess the competitiveness of the compensation of our named executive officers, and the Competitor Composite Peer Group is used to evaluate the relative performance of our company. As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size, and most of our business competitors are much smaller than Johnson & Johnson as a whole, or even as compared to each of our three individual business segments.

EXECUTIVE PEER GROUP

The Committee considers relevant market pay practices when setting executive compensation to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•	are similar to Johnson & Johnson in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have named executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities; and

•	compete with us for executive talent.

The Executive Peer Group does not include companies headquartered outside the United States (because comparable compensation data for the named executive officers is not available) or companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.

38  •  Johnson & Johnson 2016 Proxy Statement

The following table lists the companies in the 2015 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2015. Johnson & Johnson ranks in the top half of the peers for revenue and in the top quartile for net income and market capitalization.

For 2015, the Committee has updated the Executive Peer Group to include Microsoft Corporation because its scale and business characteristics fit the criteria for the peer group and removed Honeywell International Inc, because its scale and business characteristics are no longer aligned with the peer group.

Executive Peer Group

Company (Ticker Symbol)	Revenue (Millions)	Net Income (Millions)	Market Cap (Billions)	Common Industry (Y/N)(1)	Gross Margin (>40%)	Global Presence (International > 33% of Sales)	Business Complexity(2)	Innovation Emphasis (R&D> or = 5% of Sales)
3M Company (MMM)	$ 30,274	$ 4,833	$ 93	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	20,405	4,423	67	✓	✓	✓	✓	✓
The Boeing Company (BA)	96,114	5,176	97			✓	✓
Bristol-Myers Squibb Company (BMY)	16,560	1,624	115	✓	✓	✓	✓	✓
Cisco Systems, Inc. (CSCO)(3)	49,589	10,333	138		✓	✓	✓	✓
The Coca-Cola Company (KO)	44,294	7,351	187	✓	✓	✓
Eli Lilly and Company (LLY)	19,959	2,408	93	✓	✓	✓	✓	✓
General Electric Company (GE)	117,386	(6,145)	294	✓		✓	✓
HP Inc. (HPQ)(4)	103,355	4,554	21	✓		✓	✓
Intel Corporation (INTC)	55,355	11,420	163		✓	✓	✓	✓
International Business Machines Corporation (IBM)	81,741	13,190	134		✓	✓	✓	✓
Merck & Co., Inc. (MRK)	39,498	4,442	148	✓	✓	✓	✓	✓
Microsoft Corporation (MSFT)(3)	88,084	11,408	443	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	63,056	5,452	146	✓	✓	✓
Pfizer Inc. (PFE)	48,851	7,745	199	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)(3)	69,374	8,481	216	✓	✓	✓	✓
United Technologies Corporation (UTX)	56,098	7,608	85			✓	✓
Johnson & Johnson (JNJ)	70,074	15,409	284	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	6th	1st	3rd
Johnson & Johnson’s Percentile Rank	71%	100%	88%

(1)	Common Industry means that the company is in an industry similar to one of the company’s business segments: pharmaceutical, medical devices and consumer packaged goods.

(2)	Business Complexity means the company is a complex organization with multiple product lines.

(3)	Used last four calendar quarters ending December 31, 2015 for Cisco Systems, Inc., The Procter & Gamble Company and Microsoft Corporation.

(4)

Hewlett-Packard Company (HPQ) sales and net income are as of fiscal year end October 31, 2015; market cap for HPQ is as of December 31, 2015 post spin-off of Hewlett Packard Enterprise (HPE) completed November 1, 2015. Combined Hewlett-Packard Company and Hewlett Packard Enterprise market cap, as of December 31, 2015, is approximated to be $48 billion.

Johnson & Johnson 2016 Proxy Statement  •  39

COMPETITOR COMPOSITE PEER GROUP

The Committee compares overall company performance to the weighted performance of its Competitor Composite Peer Group companies. The Competitor Composite Peer Group is a portfolio of companies that compete with one, or more, of our three business segments. The portfolio of companies is evaluated on an ongoing basis and is updated as necessary. These companies are selected based on the following criteria and financial metrics:

•	Product Relevance (i.e., must be a direct competitor to one of our business segments)

•	Financial Comparison:

–	Sales growth

–	Net income growth and Net income margin

–	EPS growth

–	TSR

•	Global Presence

The following table lists our 2015 Competitor Composite Peer Group companies broken down by business segment.

For 2015, the Competitor Composite Peer Group has been updated to better reflect the industries in which we compete by:

•	Adding Unilever PLC, Reckitt Benckiser Group plc, Bayer AG (Consumer Healthcare), Roche Holding AG (Diabetes) and Sanofi (Consumer Healthcare)
•	Removing Kimberly Clark Corporation, Merck & Co., Inc (Consumer Healthcare), Novartis AG (Consumer Healthcare), Covidien plc, Bayer AG (Diabetes), and Roche Holding AG (Diagnostics)

COMPETITOR COMPOSITE PEER GROUP
Pharmaceuticals	Medical Devices	Consumer
AbbVie Inc. Amgen Inc. AstraZeneca PLC Bristol-Myers Squibb Company Eli Lilly and Company GlaxoSmithKline plc Merck & Co., Inc. Novartis AG Pfizer Inc. Roche Holding AG (Pharm Rx Only) Sanofi

Abbott Laboratories (Vascular & Diabetes)

Allergan, Inc. (Breast Aesthetics)

Boston Scientific Corporation

C. R. Bard, Inc.

Edwards Lifesciences Corporation

Medtronic, Inc.

The Cooper Companies, Inc.
(CooperVision)

Roche Holding AG (Diabetes)

Smith & Nephew plc

St. Jude Medical, Inc.

Stryker Corporation

Zimmer Biomet Holdings, Inc.

Beiersdorf AG

Bayer AG (Consumer Healthcare)

Colgate-Palmolive Company

GlaxoSmithKline plc

(Consumer Healthcare)

The L’Oréal Group

Pfizer Inc.

(Consumer Healthcare)

The Procter & Gamble Company

Reckitt Benckiser Group plc

Sanofi (Consumer Healthcare)

Unilever PLC

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SETTING COMPENSATION TARGETS

Compensation Target Setting Process and Pay Position

Before each fiscal year begins, compensation targets are set to ensure that we can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with similar responsibilities. An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels.

The Committee reviews market data to understand how our target pay levels compare to benchmark positions, but does not target total compensation to a specific percentile of the Executive Peer Group. In deciding on compensation for individual named executive officers, the Committee considers the individual’s performance and alignment with Our Credo values, our internal bonus and long-term incentive opportunities as a percent of salary, the individual’s roles and responsibilities, and his or her experience in role.

2015 Pay Mix at Target

The pay mix at target for our named executive officers is a result of the compensation targets that emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

The pay mix at target for Mr. Gorsky, our Chairman/CEO, and the other named executive officers for 2015 is displayed below.

Compensation Decision Process

TIMING

Compensation for the named executive officers is reviewed and approved by the Committee (and, for the Chairman/CEO, the independent members of the Board) during the first quarter of each, year based on performance during the prior year. 2015 compensation includes base salary earned during the fiscal year, the annual performance bonus earned for 2015 performance and paid in March 2016, and the long-term incentive grants made in February 2016 based on the individual’s long-term potential within the organization, and his or her performance and impact on the company’s results.

2015 COMPENSATION DECISIONS FOR 2014 PERFORMANCE

Some of the compensation figures included in the tables in the “Executive Compensation Tables” section of this Proxy Statement were paid (or granted) to the named executive officers in 2015 for performance in 2014. The decisions regarding these awards and payments were discussed in detail in our 2015 Proxy Statement dated

Johnson & Johnson 2016 Proxy Statement  •  41

March 11, 2015. For a full understanding of these decisions, please refer to the sections of our 2015 Proxy Statement entitled “Compensation Discussion and Analysis – CEO Performance and Compensation Decisions” and “Compensation Discussion and Analysis – 2015 Compensation Values for 2014 Performance.”

INDIVIDUAL PERFORMANCE ASSESSMENT

Each of the named executive officers is evaluated against a set of financial and strategic goals. The Committee approves the Chairman/CEO’s annual financial and strategic goals, and the Chairman/CEO approves each of the other named executive officer’s goals, during the first quarter of each year. The Committee reviews the company’s performance against compensation goals on a quarterly basis. At the end of the performance period, the named executive officers are assessed against their goals and how these goals were accomplished.

The individual performance evaluations are based on overall business performance as well as the performance of the business segment or function that they lead. In addition, we consider whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo. The independent members of the Board of Directors evaluate the performance of the Chairman/CEO. The Committee receives an assessment from the Chairman/CEO for each of the other named executive officers and reviews these assessments, relying on its own judgment and knowledge of our company to evaluate performance for each of the named executive officers.

The individual performance assessments are used by the Committee to determine compensation actions for each of the named executive officers. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salary increases, bonuses, and long-term incentives for named executive officers other than the Chairman/CEO.

The Committee determines base salary rates, annual performance bonuses, and long-term incentive awards based on a component-by-component and a total direct compensation basis. The position of salary relative to market data is also taken into account. The performance of each named executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers). While performance against goals is the most significant factor, the achievement of particular goals does not determine compensation award levels in a formulaic manner. An executive’s previous long-term incentive awards and total equity ownership are not considered when making annual long-term incentive awards.

RANGE OF AWARDS

An individual employee has the opportunity to earn from 0% to 200% of the applicable target for annual performance bonuses and long-term incentives based on his or her individual performance. This broad range allows for meaningful differentiation based on performance.

Governance of Executive Compensation

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chairman/CEO and other members of management, and its independent compensation consultant, to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

COMPENSATION & BENEFITS COMMITTEE

•	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs

•	Sets the executive compensation philosophy and composition of the Executive Peer Group

•	Approves the setting of competitive compensation target levels

•	Sets compensation programs and principles that are designed to link executive pay with company and individual performance

•	Recommends to the Board the Chairman/CEO’s compensation

42  •  Johnson & Johnson 2016 Proxy Statement

•	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers

•	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

•	Participate in the performance assessment process for the Chairman/CEO

•	Approve the Chairman/CEO’s compensation

CHAIRMAN/CEO

•	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

INDEPENDENT COMPENSATION CONSULTANT

The Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. (FWC) to advise it on executive compensation matters. The Committee has sole authority to negotiate the terms of service, including all fees paid to FWC. The Committee considered the following factors, among others, when assessing the independence of its compensation consultant:

•	FWC does not provide any other services to the company and reports directly to the Compensation & Benefits Committee

•	FWC has in place policies and procedures to prevent conflicts of interest

•	FWC has no significant business or personal relationship with any member of the Compensation & Benefits Committee or any executive officer

•	Neither FWC nor any principal of FWC owns any shares of our common stock

•	The amount of fees paid to FWC in relation to FWC’s total revenues

Based on this assessment, the Compensation & Benefits Committee determined FWC’s service as its independent compensation consultant did not raise any conflict of interest concerns. In order to assure continuing independence, the Committee periodically considers whether there should be rotation of its independent compensation consulting firm or the lead consultant on the engagement.

In 2015, the independent compensation consultant:

•	Attended all Committee meetings, at the request of the Committee

•	Advised the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

•	Reviewed the compensation strategy and executive compensation programs for alignment with our strategic business objectives

•	Advised on the design of executive compensation programs to ensure the linkage between pay and performance

•	Provided market data analyses to the Committee

•	Advised the Committee on setting the Chairman/CEO’s pay

•	Reviewed the annual compensation of the other named executive officers as recommended by the Chairman/CEO

Johnson & Johnson 2016 Proxy Statement  •  43

Additional Information Concerning Executive Compensation

USE OF TALLY SHEETS

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, which present comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the company’s obligations under the plans.

LIMITED EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Our named executive officers are covered by our Severance Pay Plan that provides separation benefits to certain full-time U.S. employees who are involuntarily terminated. This coverage provides for two weeks base salary for each year of service, with certain guaranteed minimums based on level. The minimum number of weeks of base salary continuance for our named executive officers is 52 weeks. The severance is paid according to our normal payroll cycle and is not available as a lump sum payment.

Pursuant to his offer letter, Dr. Stoffels receives an annual stipend of $320,000 to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance and the stipend is reviewed annually by the Committee and can be terminated at any time.

We do not have employment arrangements or agreements with any of our named executive officers, except for Dr. Stoffels as described above.

STOCK OWNERSHIP GUIDELINES FOR NAMED EXECUTIVE OFFICERS

The company’s stock ownership guidelines for named executive officers are intended to further align their interests with the interests of our shareholders. Under these guidelines, our named executive officers must comply with the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2015 Compliance with Stock Ownership Guidelines?	Ownership Threshold Met?(1)
A. Gorsky	6x	Yes	Yes
D. Caruso	3x	Yes	Yes
P. Stoffels	3x	Yes	Yes
S. Peterson	3x	Yes	Yes
M. Ullmann	3x	Yes	Yes
(1) Executive Officers have five years after first becoming subject to the guidelines to achieve the required ownership thresholds.

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs. Our policy states that any named executive who has not yet met his or her respective ownership thresholds cannot sell net shares on the open market until such ownership level has been met. The Nominating & Corporate Governance Committee of the Board monitors compliance with these guidelines on an annual basis. Company policy prohibits named executive officers from transacting in derivative instruments linked to the performance of the company’s securities.

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EXECUTIVE COMPENSATION RECOUPMENT POLICY

In the event of a material restatement of the company’s financial results, the Board is authorized to take such actions as it deems necessary and appropriate, including the recoupment of all or part of any bonus or other compensation paid to an executive officer. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.

In the event of significant misconduct resulting in a violation of a significant company policy, law, or regulation relating to manufacturing, sales or marketing of products that causes material harm to Johnson & Johnson, the Board is authorized to recoup compensation from senior executives. The compensation recoupment policy can be found on our website at www.investor.jnj.com/governance/policies.cfm.

TAX IMPACT ON COMPENSATION

The Committee believes that preserving tax deductibility is an important, but not the sole, objective when designing executive compensation programs. In certain circumstances, the company may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

The Committee has reviewed our compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the Act) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service and the U.S. Department of the Treasury. Based on this review, the Committee believes that a significant portion of the compensation paid to our named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is, therefore, fully deductible for federal income tax purposes. The portions of compensation paid in 2015 that are not tax deductible include: (1) vesting of restricted share units as they are not deemed to be performance-based awards, (2) salary amounts in excess of $1 million paid to Mr. Gorsky and Dr. Stoffels, (3) dividend equivalents paid on previously awarded CLCs and CLPs that were granted after 1992, and (4) certain perquisites and other benefits paid to certain named executive officers. See “Summary Compensation Table” on page 48 of this Proxy Statement.

Johnson & Johnson 2016 Proxy Statement  •  45

2015 UPDATE ON PERFORMANCE OF PERFORMANCE SHARE UNIT AWARDS VERSUS GOALS

In 2015, we completed the first year of the PSU performance period for our 2015-2017 awards, the second year of the PSU performance period for our 2014-2016 awards, and the third year of the PSU performance period for our 2013-2015 awards.

Performance Share Units Earned to Date

The following table shows the PSUs earned to date highlighting the contribution of the performance periods completed in 2015. Based on results through the end of fiscal 2015, 129.1% of the 2013-2015 PSUs, 29.6% of the 2014-2016 PSUs, and 11.8% of the 2015-2017 PSUs have been earned. For the 2014-2016 and 2015-2017 PSUs, the number of PSUs earned based on our adjusted operational EPS and relative TSR performance will be determined after the completion of the 3-year performance periods. The entire PSU awards are subject to 3-year vesting periods, so earned units will only vest after the completion of the 3-year cycle.

Detail for each performance measure for performance periods completed in 2015 follows the table.

		PSUs Earned Based on Performance to Date
Performance Period and Performance Measures	Weight	2013	2014	2015	2016	2017	Total
2013 – 2015 Performance Share Units
Operational Sales	1/3rd	137.0%	160.5%	106.3%			44.9%
Cumulative Adjusted Operational EPS	1/3rd	153.6%					51.2%
Relative TSR	1/3rd	99.0%					33.0%
Total							129.1%

2014 – 2016 Performance Share Units
Operational Sales	1/3rd		160.5%	106.3%	TBD 2016		29.6%
Cumulative Adjusted Operational EPS	1/3rd		TBD 2014-2016				0.0%
Relative TSR	1/3rd		TBD 2014-2016				0.0%
Total							29.6%

2015 – 2017 Performance Share Units
Operational Sales	1/3rd			106.3%	TBD 2016	TBD 2017	11.8%
Cumulative Adjusted Operational EPS	1/3rd			TBD 2015-2017			0.0%
Relative TSR	1/3rd			TBD 2015-2017			0.0%
Total							11.8%

PSU Performance versus Goals for Performance Periods Completed in 2015

The following table shows the company’s performance for performance periods completed in 2015.

	Fiscal Year 2015 Operational Sales Goals		Fiscal Year 2013 – 2015 Cumulative Adjusted Operational EPS Goal		Fiscal Year 2013 – 2015 Relative TSR Goal
Level(1)	Operational Sales ($ Millions)	PSUs Earned (% of target)	Cum. Adj. Op. PSU EPS Goal	PSUs Vesting (% of target)	Relative TSR Goal	PSUs Vesting (% of target)
Maximum	$79,220	200%	$18.28	200%	10.0 Pts	200%
Target	75,450	100	16.62	100	0.0 Pts	100
Threshold	71,680	50	14.96	50	(10.0) Pts	50
<Threshold	< 71,680	0	< 14.96	0	< (10.0) Pts	0
Result	$75,687	106.3%	$17.51	153.6%	(0.2) Pts	99.0%

(1)	Non-GAAP measures; see page 47 for details on non-GAAP PSU performance measures.

Note: If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

46  •  Johnson & Johnson 2016 Proxy Statement

 Details on Non-GAAP PSU Performance Measures

•

2015 Operational Sales Performance versus the PSU Goal: Operational sales growth is the sales increase due to volume and price, excluding the effect of currency translation. The following is a reconciliation of operational sales to reported sales (the most directly comparable GAAP measure).

($ millions)
2015 Reported Sales	$70,074
Currency Translation	5,613
2015 Operational Sales	$75,687

•	2013-2015 Cumulative Adjusted Operational EPS Performance versus the PSU Goal: 2013-2015 Cumulative Adjusted Operational EPS is total EPS for the period adjusted to exclude:

•	Special items as disclosed in reconciliation tables for fiscal years 2013, 2014, and 2015 as shown in the following table (Intangible amortization expense is not excluded for the 2013-2015 PSUs):

($)
2013	$0.71
2014	0.27
2015
Special items and intangible amortization expense Intangible amortization expense Special items included in intangible amortization expense	0.72 (0.39) 0.08
2013 – 2015 Total	$1.39

•	The effect of changes in currency exchange rates

•

Plan adjustments: (1) Significant acquisitions, divestitures, share repurchases, and changes in accounting rules or tax laws that impact adjusted operational EPS results by more than 1%; and (2) earnings from products that were not approved when the targets were set

The following is a reconciliation of 2013-2015 cumulative reported EPS to cumulative adjusted operational EPS.

($)
Reported EPS	$15.99
Special Items	1.39
Non-GAAP EPS	17.38
Currency Translation	0.49
Plan Adjustments	(0.36)
Cumulative Adjusted Operational EPS	$17.51

•

2013-2015 Relative TSR Performance versus the PSU Goal: TSR from January 1, 2013 to December 31, 2015 (36 months) was 16.9% for Johnson & Johnson and 17.1% for the Peer Composite: 16.9 – 17.1 = (0.2) percentage points (Pts).

Johnson & Johnson 2016 Proxy Statement  •  47

Executive Compensation Tables

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2015 and, for those executive officers who were named in the 2015 and 2014 Proxy Statements, for fiscal 2014 and 2013. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alex Gorsky(1)	2015	$1,613,462	$0	$10,693,427	$4,562,998	$4,009,536	$2,714,268	$202,175	$23,795,866
Chairman/CEO	2014	1,500,000	0	9,467,380	4,168,139	5,018,779	4,606,142	228,866	24,989,306
	2013	1,453,846	0	5,988,975	2,669,999	4,867,361	1,739,000	191,779	16,910,960
Dominic Caruso	2015	922,577	0	3,497,099	1,458,603	2,772,796	925,536	112,789	9,689,400
VP, Finance, CFO	2014	878,115	0	3,271,853	1,332,376	3,234,152	1,511,238	121,299	10,349,033
	2013	842,308	0	2,663,229	1,139,999	3,222,868	252,000	112,911	8,233,315
Paulus Stoffels	2015	1,158,385	0	4,208,874	1,823,246	2,172,098	1,022,024	401,118	10,785,745
Chief Scientific Officer;	2014	1,075,423	0	10,690,520	1,307,669	2,573,450	2,267,167	425,088	18,339,317
Worldwide Chairman, Pharmaceuticals	2013	952,923	0	2,580,468	1,109,999	2,416,809	357,000	404,802	7,822,001
Sandra Peterson	2015	908,654	0	3,504,177	1,574,621	1,125,000	367,000	147,000	7,626,452
Group Worldwide	2014	841,346	0	2,833,545	1,368,001	1,400,000	451,000	192,714	7,086,606
Chairman	2013	800,000	1,900,000	635,867	299,998	1,200,000	274,000	527,396	5,637,261
Michael Ullmann	2015	645,385	0	1,962,425	819,002	1,162,936	1,051,480	35,125	5,676,353
VP, General	2014	591,346	0	1,615,191	721,877	1,502,105	1,494,001	36,171	5,960,691
Counsel	2013	542,308	0	1,390,982	656,248	1,348,953	394,000	30,845	4,363,336
(1) Mr. Gorsky became our Chief Executive Officer and Chairman of the Executive Committee on April 26, 2012 and our Chairman of the Board on December 28, 2012.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the named executive officers for the listed fiscal year. Salaries earned in fiscal year 2015 are higher than each executive’s annualized base salary due to an additional earnings period that occurred in fiscal year 2015. U.S. salaried employees are paid on a bi-weekly schedule. 27 pay periods fell in fiscal year 2015 rather than the usual 26 pay periods.

Bonus (Column D)

The amounts reported in column D represent a cash sign-on bonus paid in two installments to Ms. Peterson. Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chairman and a member of the Executive Committee. Ms. Peterson received the cash bonus as part of the sign-on package that was intended to make her whole for the amounts she forfeited from her prior employer due to joining the company.

Stock Awards (Column E)

The amounts reported in column E represent the aggregate grant date fair value of Performance Share Unit (PSU) and Restricted Share Unit (RSU) awards. The 1/9th of the 2013–2015 and 2014–2016 PSUs that was based upon the achievement of 2015 sales goals was considered granted in 2015 in accordance with U.S. GAAP (and is included in the amounts in column E).

48  •  Johnson & Johnson 2016 Proxy Statement

The number and value of the PSUs assuming achievement at (i) threshold performance, (ii) target performance and (iii) maximum performance at 200% is set forth below:

Name		Performance Share Units
		Units			Grant Date Fair Value
	Award	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
A. Gorsky	2015-2017 PSU	0	64,487	128,974	$0	$6,031,921	$12,063,841
	2014-2016 PSU	0	9,367	18,734	0	884,451	1,768,902
	2013-2015 PSU	0	7,548	15,096	0	735,062	1,470,124
D. Caruso	2015-2017 PSU	0	20,614	41,228	0	1,928,172	3,856,343
	2014-2016 PSU	0	2,994	5,988	0	282,699	565,399
	2013-2015 PSU	0	3,223	6,446	0	313,872	627,744
P. Stoffels	2015-2017 PSU	0	25,768	51,536	0	2,410,261	4,820,523
	2014-2016 PSU	0	2,939	5,878	0	277,506	555,013
	2013-2015 PSU	0	3,138	6,276	0	305,594	611,188
S. Peterson	2015-2017 PSU	0	22,254	44,508	0	2,081,572	4,163,145
	2014-2016 PSU	0	3,074	6,148	0	290,253	580,506
	2013-2015 PSU	0	848	1,696	0	82,582	165,165
M. Ullmann	2015-2017 PSU	0	11,574	23,148	0	1,082,597	2,165,194
	2014-2016 PSU	0	1,622	3,244	0	153,152	306,305
	2013-2015 PSU	0	1,855	3,710	0	180,649	361,298

Option Awards (Column F)

The amounts reported in column F represent the aggregate grant date fair value of stock option awards. The grant date fair values have been determined based on the assumptions detailed on pages 53 to 55 under the “Grants of Plan-Based Awards” table, in accordance with U.S. GAAP in the listed fiscal year.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for the listed fiscal year, Certificates of Long-Term Compensation (CLCs) and Certificates of Long-Term Performance (CLPs) that vested in the listed fiscal year, and dividend equivalents received during the fiscal year on vested CLCs and CLPs. The specific amounts included in column G are shown below.

Non-Equity Incentive Plan Compensation
Name	Year	Annual Performance Bonus ($)	Value of CLC Units that Vested in Fiscal Year ($)	Value of CLP Units that Vested in Fiscal Year ($)	Value of CLC Dividend Equivalents Earned During the Fiscal Year ($)	Value of CLP Dividend Equivalents Earned During the Fiscal Year ($)	Total ($)
A. Gorsky	2015	$2,800,000	$0	$761,427	$354,000	$94,109	$4,009,536
	2014	3,543,800	352,440	715,280	331,200	76,059	5,018,779
	2013	2,880,000	907,440	705,391	310,800	63,730	4,867,361
D. Caruso	2015	1,136,900	0	824,240	708,000	103,656	2,772,796
	2014	1,400,000	313,280	774,286	662,400	84,186	3,234,152
	2013	1,275,000	491,530	763,582	621,600	71,156	3,222,868
P. Stoffels	2015	1,144,000	0	494,927	472,000	61,171	2,172,098
	2014	1,500,000	117,480	464,931	441,600	49,439	2,573,450
	2013	1,200,000	302,480	458,504	414,400	41,425	2,416,809
S. Peterson	2015	1,125,000	0	0	0	0	1,125,000
	2014	1,400,000	0	0	0	0	1,400,000
	2013	1,200,000	0	0	0	0	1,200,000
M. Ullmann	2015	640,000	0	157,584	348,100	17,252	1,162,936
	2014	780,000	234,960	148,033	325,680	13,432	1,502,105
	2013	660,000	226,860	145,987	305,620	10,486	1,348,953

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the named executive officers in the first fiscal quarter of the following year.

Johnson & Johnson 2016 Proxy Statement  •  49

We no longer grant CLCs and CLPs to our named executive officers. In prior years, CLCs and CLPs were awarded under cash-based long-term incentive plans. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms.

The 2015 dollar value of the vested CLCs and CLPs reported in this table were determined using the beginning of year CLC and CLP unit values. See details on CLC and CLP unit values on page 61. The dollar values for fiscal years 2014 and 2013 for the named executive officers were reported in our 2015 and 2014 Proxy Statements.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

Change in Pension Value

The changes in pension value included in the figures reported in column H represent the increase in the present value of the accrued pension benefit for each named executive officer. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the named executive officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each named executive officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end; and

•	Each executive is one year closer to the normal retirement age, the assumed commencement of benefits.

The present value can also increase or decrease in value due to changes in actuarial assumptions as shown in the table below. As disclosed in Note 10 to the Consolidated Financial Statements of the 2015 Form 10-K, the present values are calculated using a separate duration-appropriate discount rate for each future year’s projected pension payment. The disclosed rate (4.73%) is the single rate that would produce the same total present value for the named executive officers as the separate rates for each future year.

Effect of Change in Actuarial Assumptions on Pension Present Value
Year	Mortality Table	Discount Rate	Net Effect of Changes on Pension Present Value
2015	RP-2014 Table, Generational Mortality Projection	4.73%	Decrease
2014	RP-2014 Table, Generational Mortality Projection	4.28%	Increase
2013	RP-2000 Table projected to 2021	5.19%	Decrease
2012	RP-2000 Table projected to 2020	4.47%	N.A.

No other actuarial assumptions changed between fiscal year-end 2012 and fiscal year-end 2015.

Change In Non-Qualified Deferred Compensation Earnings

We no longer grant CLCs and CLPs to our named executive officers. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms. The CLC and CLP Plans are cash-based long-term incentive plans. The values of unit awards under both of these plans are disclosed in several tables in this Proxy Statement:

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•

The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year-end is included in the “Non-Qualified Deferred Compensation” table on page 60.

50  •  Johnson & Johnson 2016 Proxy Statement

The change in the values of the CLCs and CLPs depend on our long-term operational performance. The amounts representing the above-reference-rate returns on all CLCs and CLPs vested as of the listed fiscal year-end are included in column H.

•	The above reference-rate calculations for vested CLCs and CLPs are unrealized amounts and not actual compensation received by the executive for the year.

•	We use 120% of the December applicable federal long-term interest rate (AFR) as the reference rate to compare potential returns of CLCs and CLPs.

•	Negative figures are not included in the Summary Compensation Table according to the SEC’s rules.

The following table shows the calculation of the above-reference-rate returns on CLCs and CLPs.

Above-Reference-Rate Return	CLC	CLP
Beginning of Year Unit Value	$40.77	$4.62
End of Year Unit Value	$42.44	$4.76
Change in Unit Value ($)	$1.67	$0.14
Change in Unit Value (%)	4.10%	3.03%
Reference-Rate	3.13%	3.13%
Above-Reference-Rate Return	0.97%	(0.10%)
Above reference-rate return included in the Summary Compensation Table	0.97%	0.00%

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs and CLPs for 2015, 2014, and 2013 included in column H.

Name	Fiscal Year	Change in Pension Value ($)	Above Reference- Rate Calculation for Vested CLCs ($)	Above Reference- Rate Calculation for Vested CLPs ($)	Total ($)
A. Gorsky	2015	$2,667,000	$47,268	$0	$2,714,268
	2014	4,488,000	38,596	79,546	4,606,142
	2013	1,739,000	0	0	1,739,000
D. Caruso	2015	831,000	94,536	0	925,536
	2014	1,346,000	77,193	88,045	1,511,238
	2013	252,000	0	0	252,000
P. Stoffels	2015	959,000	63,024	0	1,022,024
	2014	2,164,000	51,462	51,705	2,267,167
	2013	357,000	0	0	357,000
S. Peterson	2015	367,000	0	0	367,000
	2014	451,000	0	0	451,000
	2013	274,000	0	0	274,000
M. Ullmann	2015	1,005,000	46,480	0	1,051,480
	2014	1,442,000	37,953	14,048	1,494,001
	2013	394,000	0	0	394,000

Johnson & Johnson 2016 Proxy Statement  •  51

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, company contributions to our 401(k) Savings Plan, insurance premiums, stipends, and relocation. The following table shows the specific amounts included in column I.

Name	Fiscal Year (1)	Perquisite and Other Personal Benefits ($) (2)	Tax Reimbursements ($) (3)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums ($)	Stipend ($) (4)	Total ($)
A. Gorsky	2015	$120,941	$0	$73,904	$7,330	$0	$202,175
	2014	154,899	0	67,500	6,467	0	228,866
	2013	120,231	0	65,423	6,125	0	191,779
D. Caruso	2015	63,179	0	42,281	7,329	0	112,789
	2014	75,713	0	39,485	6,101	0	121,299
	2013	69,413	0	37,904	5,594	0	112,911
P. Stoffels	2015	20,178	0	53,079	7,861	320,000	401,118
	2014	49,698	0	48,271	7,119	320,000	425,088
	2013	35,090	0	42,882	6,830	320,000	404,802
S. Peterson	2015	105,375	0	41,625	0	0	147,000
	2014	131,932	22,965	37,817	0	0	192,714
	2013	244,009	258,862	24,525	0	0	527,396
M. Ullmann	2015	0	0	29,562	5,563	0	35,125
	2014	4,859	0	26,567	4,745	0	36,171
	2013	2,185	0	24,403	4,257	0	30,845

(1)	Amounts for fiscal years 2014 and 2013 for the named executive officers were reported in our 2015 and 2014 Proxy Statements.

(2)

Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual. The perquisites and other personal benefits for 2015 are set forth in the table below:

Name	Personal Use of Corporate Aircraft ($)	Value of Car and Driver for Personal Transportation ($)	Home Security Related Fees ($)	Relocation Expenses ($)	Total ($)
A. Gorsky	$61,243	$59,698	$0	$0	$120,941
D. Caruso	51,136	3,423	8,620	0	63,179
P. Stoffels	20,128	50	0	0	20,178
S. Peterson	38,069	42,032	0	25,274	105,375
M. Ullmann	0	0	0	0	0

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company. We calculate the aggregate incremental cost to the company for personal use of company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. We calculate the aggregate incremental cost to the company for company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Named executive officers are taxed on the imputed income attributable to their personal use of company aircraft and cars and do not receive tax assistance from us with respect to these amounts.

(3)	In 2013, the Committee discontinued all non-relocation related tax reimbursement for executive officers.

(4)

The 2015 amount represents a stipend of $320,000. Dr. Stoffels is provided with an annual cash stipend to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance.

52  •  Johnson & Johnson 2016 Proxy Statement

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the named executive officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2015. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M	N
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)			All other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on the Grant	Grant Date Fair Value of Stock and Option
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/sh)	Date ($)	Awards ($)
A. Gorsky	Bonus		$0	$2,800,000	$5,600,000
	2015-2017 PSU	2/09/2015				0	64,487	128,974					$6,031,921
	2014-2016 PSU	2/09/2015				0	9,367	18,734					884,451
	2013-2015 PSU	2/09/2015				0	7,548	15,096					735,062
	RSU	2/09/2015							33,165				3,041,993
	Stock Awards Total												10,693,427
	Option Award	2/09/2015								427,127	$100.06	$99.78	4,562,998
D. Caruso	Bonus		0	1,136,900	2,273,800
	2015-2017 PSU	2/09/2015				0	20,614	41,228					1,928,172
	2014-2016 PSU	2/09/2015				0	2,994	5,988					282,699
	2013-2015 PSU	2/09/2015				0	3,223	6,446					313,872
	RSU	2/09/2015							10,601				972,356
	Stock Awards Total												3,497,099
	Option Award	2/09/2015								136,535	100.06	99.78	1,458,603
P. Stoffels	Bonus		0	1,144,000	2,288,000
	2015-2017 PSU	2/09/2015				0	25,768	51,536					2,410,261
	2014-2016 PSU	2/09/2015				0	2,939	5,878					277,506
	2013-2015 PSU	2/09/2015				0	3,138	6,276					305,594
	RSU	2/09/2015							13,252				1,215,513
	Stock Awards Total												4,208,874
	Option Award	2/09/2015								170,668	100.06	99.78	1,823,246
S. Peterson	Bonus		0	1,125,000	2,250,000
	2015-2017 PSU	2/09/2015				0	22,254	44,508					2,081,572
	2014-2016 PSU	2/09/2015				0	3,074	6,148					290,253
	2013-2015 PSU	2/09/2015				0	848	1,696					82,582
	RSU	2/09/2015							11,445				1,049,770
	Stock Awards Total												3,504,177
	Option Award	2/09/2015								147,395	100.06	99.78	1,574,621
M. Ullmann	Bonus		0	640,000	1,280,000
	2015-2017 PSU	2/09/2015				0	11,574	23,148					1,082,597
	2014-2016 PSU	2/09/2015				0	1,622	3,244					153,152
	2013-2015 PSU	2/09/2015				0	1,855	3,710					180,649
	RSU	2/09/2015							5,953				546,027
	Stock Awards Total												1,962,425
	Option Award	2/09/2015								76,664	100.06	99.78	819,002

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D through F)

The amounts reported in columns D through F reflect threshold, target, and maximum annual performance bonus award amounts for the 2015 performance year. Actual annual performance bonus payments, as reflected in column G of the “Summary Compensation Table” on page 48 of this Proxy Statement, were made in recognition of 2015 performance using the range represented in columns D through F as guidance.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G through I)

The amounts reported in columns G through I reflect threshold, target, and maximum performance share unit amounts that were considered granted for accounting purposes in 2015.

Johnson & Johnson 2016 Proxy Statement  •  53

2015 – 2017 PSUs: The amounts for the PSU award with a performance period from 2015 through 2017 reported in columns G through I reflect the units based on the achievement of relative TSR, EPS, and 2015 operational sales goals. The units based on the achievement of the 1-year operational sales goals for 2016 and 2017 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goals are set for those fiscal years.

2014 – 2016 PSUs: The amounts for the PSU award with a performance period from 2014 through 2016 reported in columns G through I reflect the units based on the achievement of the 1-year operational sales goals for 2015. The units based on the achievement of relative TSR, EPS and 2014 operational sales goals were reported in the 2015 Proxy Statement. The units based on the achievement of the 1-year operational sales goal for 2016 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goal is set for the 2016 fiscal year.

2013 – 2015 PSUs: The amounts for the PSU award with a performance period from 2013 through 2015 reported in columns G through I reflect the units based on the achievement of the 1-year operational sales goals for 2015. The units based on the achievement of relative TSR, EPS and 2013 operational sales goals were reported in the 2014 Proxy Statement. The units based on the achievement of the 1-year operational sales goal for 2014 were reported in the 2015 Proxy statement.

For actual performance results to date, please refer to the section titled “2015 Update on Performance of Performance Share Unit Awards versus Goals” on pages 46 and 47 of this Proxy Statement.

All Other Stock Awards (Column J)

The amounts reported in column J relate to the RSU grants awarded to the named executive officers in February 2015 for the 2014 performance year, as described on pages 41 and 42.

All Other Option Awards (Columns K through M)

Under the terms of the 2012 Long-Term Incentive Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our common stock on the grant date. For the grants made in February 2015, the fair market value was $0.28 higher than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column N)

The amounts reported in column N represent the grant date fair value of PSUs, RSUs, and stock option awards calculated in accordance with U.S. GAAP for the listed fiscal year. The Stock Awards totals are reported in column E of the “Summary Compensation Table” on page 48 of this Proxy Statement. The stock option fair values are reported in column F of the Summary Compensation Table.

2015 – 2017 PSUs: The grant date fair value of each PSU is calculated as a weighted average of the fair values of each component of the award that was considered granted for accounting purposes in 2015. Only one-third (1/3) of the award based on the achievement of operational sales is considered granted in 2015 for accounting purposes because the 1-year operational sales goals for 2016 and 2017 were not set on the grant date. The grant date for accounting purposes is the date the goals were approved for each performance measure. The weighted fair value of the PSUs on the date of grant is as follows:

2015 – 2017 PSU Fair Value
Performance Measures	Weight	Fair Value
Sales	1/3	$91.723
EPS	1	$91.723
TSR	1	$95.955
Weighted Average		$93.537

54  •  Johnson & Johnson 2016 Proxy Statement

The grant date fair values for each performance measure are calculated as follows:

Sales & EPS (2015 — 2017, 2014 — 2016, and 2013 — 2015 PSUs): The grant date fair value for the units measured against the 1-year operational sales goal tied to the 2015 fiscal year and EPS are calculated on the grant date and discounted for dividends because dividends are not paid on PSUs during the vesting period. The grant date fair value per PSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

PSU Fair Values: Units Tied To Operational Sales and EPS Goals
Performance Measure	2015 Operational Sales			2015-2017 EPS
PSU Award	2015-2017 PSU	2014-2016 PSU	2013-2015 PSU	2015-2017 PSU
Grant Date	2/9/2015	2/9/2015	2/9/2015	2/9/2015
Common Stock Fair Market Value(1)	$100.06	$100.06	$100.06	$100.06
Dividend Yield	2.90%	2.90%	2.90%	2.90%
Fair Value	$91.723	$94.422	$97.385	$91.723

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Relative TSR (2015 – 2017 PSUs): The grant date fair value for the units measured against relative TSR are calculated on the grant date using a Monte Carlo valuation by an independent third party. The grant date fair value was $95.955 per PSU.

RSUs: The grant date fair value of the RSU awards is calculated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value per RSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

2015 RSU Fair Value
Grant Date	2/9/2015
Common Stock Fair Market Value(1)	$100.06
Dividend yield	2.90%
Fair Value	$91.723

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Options: The fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model based on the assumptions in the table below. The calculated expected life of an option is determined using historical data. Volatility represents a blended rate of historical average volatility and implied volatility based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on a U.S. Treasury rate of seven years in effect at the time of grant.

2015 Stock Option Fair Value
Grant Date	2/9/2015
Common Stock Fair Market Value(1)	$100.06
Risk Free Rate	1.77%
Expected Volatility	15.48%
Expected Life	7
Dividend Yield	2.90%
Fair Value	$10.683

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Johnson & Johnson 2016 Proxy Statement  •  55

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs and PSUs for each of the named executive officers as of fiscal year-end 2015.

A	B	C	D	E	F	G	H	I	J	K
			Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Vesting Date	Exercisable	Unexercisable
A. Gorsky	Stock Options and RSUs
	2/08/2010	2/09/2013	119,770		$62.62	2/07/2020
	1/10/2011	1/11/2014	144,695		62.20	1/08/2021
	1/17/2012	1/18/2015	231,951		65.37	1/14/2022
	1/16/2013	1/17/2016		547,692	72.54	1/13/2023	27,173	$2,791,211
	2/10/2014	2/11/2017		495,146	90.44	2/09/2024	33,720	3,463,718
	2/09/2015	2/10/2018		427,127	100.06	2/09/2025	33,165	3,406,709
	PSUs
	2/11/2013(1)	1/16/2016					67,541	6,937,812
	2/10/2014(2)	1/16/2016					12,115	1,244,453
	2/09/2015(3)	1/16/2016					8,024	824,225
	2/10/2014(2)	2/10/2017					15,031	1,543,984	56,200	$5,772,864
	2/09/2015(3)	2/10/2017					9,957	1,022,783
	2/09/2015(3)	2/09/2018					9,791	1,005,732	55,276	5,677,951
D. Caruso	Stock Options and RSUs
	2/12/2007	2/13/2010	41,146		65.62	2/10/2017
	2/11/2008	2/12/2011	82,591		61.75	2/10/2018
	2/09/2009	2/10/2012	110,578		58.33	2/08/2019
	2/08/2010	2/09/2013	119,770		62.62	2/07/2020
	1/10/2011	1/11/2014	145,447		62.20	1/08/2021
	1/17/2012	1/18/2015	173,702		65.37	1/14/2022
	1/16/2013	1/17/2016		233,846	72.54	1/13/2023	11,602	1,191,757
	2/10/2014	2/11/2017		158,277	90.44	2/09/2024	10,779	1,107,219
	2/09/2015	2/10/2018		136,535	100.06	2/09/2025	10,601	1,088,935
	PSUs
	2/11/2013(1)	1/16/2016					28,837	2,962,137
	2/10/2014(2)	1/16/2016					5,173	531,371
	2/09/2015(3)	1/16/2016					3,426	351,919
	2/10/2014(2)	2/10/2017					4,807	493,775	17,964	1,845,262
	2/09/2015(3)	2/10/2017					3,183	326,958
	2/09/2015(3)	2/09/2018					3,129	321,411	17,670	1,815,062
P. Stoffels	Stock Options and RSUs
	1/16/2013	1/17/2016		227,692	72.54	1/13/2023	11,297	1,160,428
	2/10/2014	2/11/2017		155,342	90.44	2/09/2024	10,579	1,086,675
	10/31/2014	10/31/2017					75,492	7,754,538
	2/09/2015	2/10/2018		170,668	100.06	2/09/2025	13,252	1,361,245
	PSUs
	2/11/2013(1)	1/16/2016					28,079	2,884,275
	2/10/2014(2)	1/16/2016					5,036	517,298
	2/09/2015(3)	1/16/2016					3,336	342,674
	2/10/2014(2)	2/10/2017					4,714	484,222	17,632	1,811,159
	2/09/2015(3)	2/10/2017					3,124	320,897
	2/09/2015(3)	2/09/2018					3,914	402,046	22,086	2,268,674

56  •  Johnson & Johnson 2016 Proxy Statement

A	B	C	D	E	F	G	H	I	J	K
			Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Vesting Date	Exercisable	Unexercisable
S. Peterson	Stock Options and RSUs
	1/16/2013	1/17/2016		61,538	$72.54	1/13/2023	3,053	$313,604
	2/10/2014	2/11/2017		162,509	90.44	2/09/2024	11,067	1,136,802
	2/09/2015	2/10/2018		147,395	100.06	2/09/2025	11,445	1,175,630
	PSUs
	2/11/2013(1)	1/16/2016					7,590	779,645
	2/10/2014(2)	1/16/2016					1,361	139,802
	2/09/2015(3)	1/16/2016					901	92,551
	2/10/2014(2)	2/10/2017					4,935	506,923	18,444	$1,894,568
	2/09/2015(3)	2/10/2017					3,268	335,689
	2/09/2015(3)	2/09/2018					3,380	347,194	19,074	1,959,281
M. Ullmann	Stock Options and RSUs
	2/12/2007	2/13/2010	27,735		65.62	2/10/2017
	1/16/2013	1/17/2016		134,615	72.54	1/13/2023	6,679	686,067
	2/10/2014	2/11/2017		85,754	90.44	2/09/2024	5,840	599,885
	2/09/2015	2/10/2018		76,664	100.06	2/09/2025	5,953	611,492
	PSUs
	2/11/2013(1)	1/16/2016					16,600	1,705,152
	2/10/2014(2)	1/16/2016					2,977	305,797
	2/09/2015(3)	1/16/2016					1,972	202,564
	2/10/2014(2)	2/10/2017					2,603	267,380	9,734	999,876
	2/09/2015(3)	2/10/2017					1,724	177,089
	2/09/2015(3)	2/09/2018					1,756	180,376	9,922	1,019,188

(1)

The PSUs based on the achievement of 2013-2015 relative TSR and EPS achieved 99.0% and 153.6% of target, as discussed on page 46. The PSUs based on the achievement of 2013 operational sales performance achieved 137.0% of target, as reported in our 2014 Proxy Statement. The units tied to each of the performance measures have been adjusted to reflect actual performance and are listed in column H.

(2)

The PSUs based on the achievement of 2014 operational sales performance achieved 160.5% of target, as reported in our 2015 Proxy Statement. The portion of the award that is based on the achievement of 2014 operational sales performance has been adjusted to reflect actual performance and is listed in columns H and I.

(3)

The PSUs based on the achievement of 2015 operational sales performance achieved 106.3% of target, as discussed on page 46. The portion of the award that is based on the achievement of 2015 operational sales performance has been adjusted to reflect actual performance and is listed in columns H and I.

Market Value of Shares or Units of Stock That Have Not Vested (Columns I and K)

The market values of unvested PSUs and RSUs included in columns I and K were calculated using the closing price of our common stock on the NYSE on December 31, 2015, which was the last business day of fiscal 2015, of $102.72.

Johnson & Johnson 2016 Proxy Statement  •  57

Option Exercises and Stock Vested

The following table provides information concerning the exercises of stock options and the vesting of RSUs and PSUs during fiscal 2015 on an aggregated basis for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon on Vesting ($)
A. Gorsky	0	$0	63,716	$6,430,338
D. Caruso	20,569	878,091	47,716	4,815,588
P. Stoffels	228,683	8,267,532	43,987	4,439,250
S. Peterson	0	0	21,688	2,262,926
M. Ullmann	22,626	998,938	8,949	924,611

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58  •  Johnson & Johnson 2016 Proxy Statement

Pension Benefits

The following table provides information as of fiscal year-end 2015 with respect to our pension plans for each of the named executive officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

			Present Value of Accumulated Benefit
Name	Number of Years Credited Service (#)	Normal Retirement Age	Salaried Pension Plan ($)	Excess Pension Plan ($)	Total ($)
A. Gorsky	23.41	62	$886,000	$13,405,000	$14,291,000
D. Caruso	16.00	62	680,000	5,332,000	6,012,000
P. Stoffels	22.33	62	756,000	6,226,000	6,982,000
S. Peterson	3.08	62	125,000	967,000	1,092,000
M. Ullmann	26.42	62	1,108,000	4,284,000	5,392,000

Each of the named executive officers participates in the same defined benefit pension plans offered to other U.S. non-union employees hired before January 1, 2015. Annuity benefits payable under the U.S. plans are calculated as:

(1) Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2) Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3) Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the named executive officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($265,000 in 2015). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

Because Dr. Stoffels has provided periods of service in both Belgium and the U.S., his total Salaried Plan amount includes benefits from both the U.S. and Belgian Plans. The U.S. portion is calculated using the U.S. formula above for all service and subtracting the amount earned in the Belgian Plan. This treatment of service rendered outside the U.S. applies to all participants in the Salaried Plan who were hired before January 1, 2015, and who earned company service outside the U.S. before joining the U.S. pension plan on or before July 1, 2015.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity, except the Belgian portion of Dr. Stoffels’ benefit which is payable as a lump sum at retirement. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in our 2015 Annual Report (discount rate of 4.73%, and mortality according to the RP-2014 table with generational improvements projected according to scale AA).

No payments were made in 2015 under our pension plans to any of the named executive officers.

Johnson & Johnson 2016 Proxy Statement  •  59

Non-Qualified Deferred Compensation

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of the named executive officers for 2015. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
A. Gorsky	$0	$823,406	$300,203	$9,009,399
D. Caruso	0	854,596	532,305	15,828,013
P. Stoffels	0	536,081	332,308	9,315,366
S. Peterson	0	29,700	(1,010)	84,676
M. Ullmann	0	175,221	214,570	5,806,932

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in column C include company contributions to each of the named executive officer’s Excess Savings Plan accounts. These amounts also include the value of CLCs and CLPs that vested during the fiscal year, calculated using the beginning of year CLC and CLP unit values. See details on CLC and CLP unit values on page 61. The value of CLCs and CLPs that vested during the fiscal year is also included in column G of the “Summary Compensation Table” on page 48 of this Proxy Statement. The specific amounts included in column C are shown below.

Name	Registrant Contribution to Excess Savings Plan ($)	Value of CLCs Vested in Last FY ($)	Value of CLPs Vested in Last FY ($)	Total ($)
A. Gorsky	$61,979	$0	$761,427	$823,406
D. Caruso	30,356	0	824,240	854,596
P. Stoffels	41,154	0	494,927	536,081
S. Peterson	29,700	0	0	29,700
M. Ullmann	17,637	0	157,584	175,221

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in column D include earnings on the Executive Income Deferral Plan and Excess Savings Plan, in addition to the change in value on all vested CLCs and CLPs as of the fiscal year-end. See details on CLC and CLP unit values on page 61. The specific amounts included in column D are shown below.

Name	Earnings / (Losses) on Income Deferral Program and Excess Savings Plan ($)	Change in Value on All Vested CLCs at Last FYE ($)	Change in Value on All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	($4,431)	$200,400	$104,234	$300,203
D. Caruso	16,696	400,800	114,809	532,305
P. Stoffels	(2,644)	267,200	67,752	332,308
S. Peterson	(1,010)	0	0	(1,010)
M. Ullmann	(1,598)	197,060	19,108	214,570

60  •  Johnson & Johnson 2016 Proxy Statement

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in column E include the full balance of the Executive Income Deferral Plan and Excess Savings Plan for each of the named executive officers. These amounts also include the full value of all vested CLCs and CLPs held by each named executive officer as of fiscal year-end (calculated using the end of year unit values). See details on CLC and CLP unit values below. The specific amounts included in column E are shown below.

Name	Full Balance of Income Deferral Plan and Excess Savings Plan ($)	Full Value of All Vested CLCs at Last FYE ($)	Full Value of All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$372,627	$5,092,800	$3,543,972	$9,009,399
D. Caruso	1,738,894	10,185,600	3,903,519	15,828,013
P. Stoffels	221,388	6,790,400	2,303,578	9,315,366
S. Peterson	84,676	0	0	84,676
M. Ullmann	149,329	5,007,920	649,683	5,806,932

Each of the named executive officers participates in one or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executive officers), Executive Income Deferral Plan (Mr. Caruso only), and CLC and CLP Plans (all named executive officers except Ms. Peterson).

Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $265,000 in 2015). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within our 401(k) Savings Plan (-0.25% in 2015). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Under the Executive Income Deferral Plan, the named executive officers are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within our 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2015, the aggregate return on our common stock for these participants was 1.55%. None of the named executive officers had amounts allocated to the One Year Treasury Bill option in 2015.

No withdrawals or distributions were made to any of the named executive officers under any of our defined contribution or non-tax-qualified compensation deferral plans in 2015.

Details on CLC and CLP Unit Values

Unit Values and Change in Values	CLC	CLP
Beginning of Year Unit Value	$40.77	$4.62
End of Year Unit Value	$42.44	$4.76
Change in Unit Value ($)	$1.67	$0.14

Johnson & Johnson 2016 Proxy Statement  •  61

Potential Payments Upon Termination

Employees, including the named executive officers, are entitled to receive earned and unpaid compensation upon termination of employment. Accordingly, upon any termination of employment as of fiscal year-end 2015 the named executive officers would have received the following (except as noted):

•

Earned but unpaid annual performance bonuses for 2015 as shown in the “Non-Equity Incentive Plan Compensation” table on page 49. However, in case of involuntary termination for cause, these amounts would be forfeited.

•

Vested non-qualified deferred compensation balances as shown in the “Non-Qualified Deferred Compensation” table on page 60. This includes the account balances under the Executive Income Deferral Plan and Excess Savings Plan and the value of vested CLCs and CLPs as shown in the table on page 61.

•	Pension benefits as described in the “Pension Benefits” table and notes on page 59.

We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

In addition to the compensation and benefits discussed above, the following table shows the compensation and benefits that would have been due to the named executive officers had their employment terminated as of fiscal year-end 2015 under the circumstances shown below.

Name	Type of Payment	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Involuntary Termination with Cause ($)	Death ($)	Disability ($)
A. Gorsky	Cash Severance	$0	$1,600,000	$0	$0	$0
	Benefits	272,000	274,000	272,000	137,000	272,000
	CLPs	0	0	0	378,529	0
	Equity Incentives	60,292,235	60,292,235	0	60,292,235	60,292,235
	Total	60,564,235	62,166,235	272,000	60,807,764	60,564,235
D. Caruso	Cash Severance	0	1,049,423	0	0	0
	Benefits	195,000	199,000	195,000	100,000	195,000
	CLPs	0	0	0	342,568	0
	Equity Incentives	22,312,667	22,312,667	0	22,312,667	22,312,667
	Total	22,507,667	23,561,090	195,000	22,755,235	22,507,667
P. Stoffels	Cash Severance	0	1,144,000	0	0	0
	Benefits	0	109,000	0	8,000	185,000
	CLPs	0	0	0	246,044	0
	Equity Incentives	0	0	0	30,685,572	30,685,572
	Total	0	1,253,000	0	30,939,616	30,870,572
S. Peterson	Cash Severance	0	900,000	0	0	0
	Benefits	0	13,000	0	4,000	147,000
	CLPs	0	0	0	0	0
	Equity Incentives	0	0	0	13,895,442	13,895,442
	Total	0	913,000	0	13,899,442	14,042,442
M. Ullmann	Cash Severance	0	640,000	0	0	0
	Benefits	255,000	261,000	255,000	145,000	255,000
	CLPs	0	0	0	162,111	0
	Equity Incentives	12,580,943	12,580,943	0	12,580,943	12,580,943
	Total	12,835,943	13,481,943	255,000	12,888,054	12,835,943

Cash Severance

Our named executive officers are covered by our Severance Pay Plan that provides separation benefits to certain full-time U.S. employees who are involuntarily terminated. This coverage provides for two weeks base salary for each year of service, with certain guaranteed minimums based on level. The severance is paid according to our normal payroll cycle and is not available as a lump sum payment.

62  •  Johnson & Johnson 2016 Proxy Statement

The following table provides detail with the respect to the “Cash Severance” amounts in the table above:

Name	Salary Rate as of Fiscal Year End ($)	Years of Eligible Service (#)	Weeks of Base Salary Continuation			Total Amount of Cash Severance ($)
			Accrued (#)	Minimum (#)	Final (#)
A. Gorsky	$1,600,000	7	14	52	52	$1,600,000
D. Caruso	909,500	30	60	52	60	1,049,423
P. Stoffels	1,144,000	18	36	52	52	1,144,000
S. Peterson	900,000	3	6	52	52	900,000
M. Ullmann	640,000	26	52	52	52	640,000

Benefits

The benefits amounts represent the present value of continued healthcare coverage post termination. Upon termination of employment, the named executive officers would receive the same continued healthcare coverage post termination provided to all other non-union U.S. employees. The values in the table vary based upon the termination circumstances as follows:

•	Voluntary Termination and Involuntary Termination With Cause:

•	Not a Retirement: Employees that terminate voluntarily or are terminated for cause are not eligible to receive healthcare coverage post termination.

•	Retirement: Employees are eligible to receive retiree healthcare coverage post termination.

In order to be considered retirement-eligible as it pertains to retiree healthcare coverage, an employee must have attained age 55 and have at least ten years of service.

Messrs. Gorsky, Caruso and Ullmann are considered retirement-eligible as it pertains to retiree healthcare coverage.

•	Involuntary Termination Without Cause:

•	Employees are eligible to receive active-employee healthcare coverage during their cash severance period.

•

Employees that are between the age 50 and 54 with at least ten years of service at the time of termination are eligible to receive separation healthcare coverage beginning on the earlier of the expiration of their cash severance period or 52 weeks after termination and continuing until they have attained age 65.

Dr. Stoffels is considered eligible for separation healthcare coverage.

•	Employees that are considered retirement-eligible are able to receive retiree healthcare coverage after their cash severance period expires.

Messrs. Gorsky, Caruso and Ullmann are considered retirement-eligible as it pertains to retiree healthcare coverage.

•	Death: Employees’ dependents are eligible to receive active-employee healthcare coverage for six months after termination.

•	Disability: Employees are eligible to receive active-employee healthcare coverage while on long term disability.

Johnson & Johnson 2016 Proxy Statement  •  63

The following table provides detail with the respect to the “Benefits” provided in the table above:

Benefits	Eligibility	Voluntary Termination	Involuntary Termination Without Cause	Involuntary Termination with Cause	Death	Disability
Retiree Healthcare Coverage	Employees age 55 with ten years of service	✓	✓	✓	✓	✓
Separation Healthcare Coverage	Employees between ages 50 and 54 with ten years of service		✓
Active-employee Healthcare Coverage	All Employees		✓ (While on severance)		✓ (Dependents covered for 6 months)	✓ (While on LTD)

CLPs

The amount in the table reflects the value of unvested CLPs as of fiscal year-end 2015 that would have become vested due to termination as a result of death. CLPs vest 20% per year over 5 years except in the case of death as follows:

•	All unvested CLPs become vested in the case of death 3.5 years or more from the date of grant.

•	30% of CLPs granted have accelerated vesting in case of death less than 3.5 years from the date of grant.

We no longer grant CLPs to our named executive officers. Previously granted CLPs will continue to vest and be paid out in accordance with their original terms.

Equity Incentives

The amount in the table reflects the value of unvested equity incentives as of fiscal year-end 2015 as shown in the “Outstanding Equity Awards at Fiscal Year-End” table on pages 56 and 57. The values in the table vary based upon the termination circumstances as follows:

•	Voluntary Termination and Involuntary Termination Without Cause:

•	Not a Retirement: All unvested equity incentives would be forfeited. Vested options would remain exercisable for three months.

•	Retirement: All equity incentives would remain in effect and become vested on their normal vesting dates. Options would remain exercisable for their remaining terms.

In order to be considered retirement-eligible as it pertains to equity incentives, an employee must have attained age 55 and have at least ten years of service with at least five consecutive years of service immediately before the date of termination or have attained age 62.

Messrs. Gorsky, Caruso and Ullmann are considered retirement-eligible as it pertains to equity incentives.

•	Involuntary Termination With Cause: All vested and unvested equity awards would be forfeited.

•	Death and Disability: All equity incentives would become vested upon termination due to death or disability. Options would remain exercisable for their remaining terms.

64  •  Johnson & Johnson 2016 Proxy Statement

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the company by providing oversight of the financial management, internal auditors, independent auditor and financial reporting controls and accounting policies and procedures of the company. The company’s management is responsible for preparing the company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the Vice President, Internal Audit, the independent auditor, the Chief Financial Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended January 3, 2016 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 66 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 67 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the company’s internal and independent auditors, with and without management present, their evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 24, 2016, and the Board has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016, for filing with the Securities and Exchange Commission.

D. Scott Davis, Chairman

Mary Sue Coleman

Ian E. L. Davis

Anne M. Mulcahy

Johnson & Johnson 2016 Proxy Statement  •  65

The Audit Committee oversees the qualifications, independence and performance of the independent auditor, and has the ultimate responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditor.

Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year 2016. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but as a matter of good corporate governance, the Board has decided to ascertain the position of the shareholders on the appointment at the Annual Meeting. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. The Audit Committee will reconsider the appointment if it is not ratified.

During fiscal years 2015 and 2014, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and internal control over financial reporting), but also rendered other services on behalf of the company and its subsidiaries.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to the company and its subsidiaries, which are permitted under applicable rules and regulations.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent external audit firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner every five years, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The table below sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for 2015 and 2014 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees ($ in thousands)
	2015	2014
Audit Fees	$35,930	$36,115
Audit-Related Fees	19,085	15,995
Total Audit and Audit-Related Fees	55,015	52,110
Tax Fees	1,605	1,930
All Other Fees	1,200	425
Total Fees	$57,820	$54,465

66  •  Johnson & Johnson 2016 Proxy Statement

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters and consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees – Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees – Consists of fees not included in the Audit, Audit-Related or Tax categories and includes reviews for compliance with various government regulations relating to the health care industry and privacy standards, supply chain operational reviews and risk management reviews and assessments.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required if actual fees for any service exceed the originally pre-approved amount by 5%, excluding the impact of currency.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement, as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditor may commence any engagement.

In 2015, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016.

Johnson & Johnson 2016 Proxy Statement  •  67

Item 4: Shareholder Proposal – Policy for

Share Repurchase Preference

The following shareholder proposal has been submitted to the company for action at the meeting by Jonathan Kalodimos, PhD, 725 NW 29th Street, Corvallis, OR 97330, a beneficial owner of 23 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Resolved: Shareholders of Johnson & Johnson ask the board of directors to adopt and issue a general payout policy that gives preference to share repurchases (relative to cash dividends) as a method to return capital to shareholders. If a general payout policy currently exists, we ask that it be amended appropriately.

Supporting statement: Share repurchases as a method to return capital to shareholders have distinct advantages relative to dividends. Share repurchases should be preferred for the following reasons:

1.	Financial flexibility. Four professors from Duke University and Cornell University studied executives’ decisions to pay dividends or make repurchases by surveying hundreds of executives of public companies. They found that “maintaining the dividend level is on par with investment decisions, while repurchases are made out of the residual cash flow after investment spending.”[1] Further, in follow up interviews as part of the study, executives “state[d] that they would pass up some positive net present value (NPV) investment projects before cutting dividends.” The creation of long-term value is of paramount importance; I believe that repurchases have the distinct advantage that they do not create an incentive to forgo long-term value enhancing projects in order to preserve a historic dividend level.

2.	Tax efficiency. Share repurchases have been described in the Wall Street Journal[2] as “akin to dividends, but without the tax bite for shareholders.” The distribution of a dividend may automatically trigger a tax liability for some shareholders. The repurchase of shares does not necessarily trigger that automatic tax liability and therefore gives a shareholder the flexibility to choose when the tax liability is incurred. Shareholders who desire cash flow can choose to sell shares and pay taxes as appropriate. (This proposal does not constitute tax advice.)

3.	Market acceptance. Some may believe that slowing the growth rate or reducing the level of dividends would result in a negative stock market reaction. However, a study published in the Journal of Finance finds that the market response to cutting dividends by companies that were also share repurchasers was not statistically distinguishable from zero.[3] I believe this study provides evidence that there is market acceptance that repurchases are valid substitutes for dividends.

Some may worry that share repurchases could be used to prop up metrics that factor into the compensation of executives. I believe that any such concern should not interfere with the choice of optimal payout mechanism because compensation packages can be designed such that metrics are adjusted to account for share repurchases.

In summary, I strongly believe that adopting a general payout policy that gives preference to share repurchases would enhance long-term value creation. I urge shareholders to vote FOR this proposal.

[1]	http://www.sciencedirect.com/science/article/pii/S0304405X05000528
[2]	http://www.wsj.com/articles/companies-stock-buybacks-help-buoy-the-market-1410823441
[3]	http://www.afajof.org/details/journalArticle/2893861/Dividends-Share-Repurchases-and-the-Substitution-Hypothesis.html

68  •  Johnson & Johnson 2016 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

Our company has a transparent and disciplined capital allocation strategy that starts with dividends to our shareholders, followed by value-creating acquisitions and other transactions, and then we consider other prudent ways to return value to shareholders, such as share repurchase programs. Due to our strong balance sheet and cash flow, we have the financial strength and flexibility to simultaneously execute on all three of these capital allocation priorities.

We are able to return capital to shareholders while actively looking for the right opportunities to create greater value for our shareholders. We will continue to take disciplined and decisive actions regarding strategic acquisitions and partnerships, and will only act when we see the right value-creating deal, at the right price and with the right partners that we believe will contribute to sustainable growth and long-term value creation for our business and our shareholders.

Our company has a proven track record of returning capital to shareholders through our regular quarterly dividend, complemented by share repurchases. Approximately 70% of free cash flow (which is cash flow from operations less capital expenditures) was returned to shareholders over the last ten years. Many of our shareholders have indicated that our 53 consecutive years of dividend increases are an important factor when they decide to invest or continue to invest in Johnson & Johnson.

We believe a mix of dividends and share repurchases is beneficial to investors, and the Board believes management is in the best position to determine how to strike the appropriate balance of those payout mechanisms without being bound by a particular payout policy that gives preference to share repurchases relative to dividends. For all these reasons, the Board believes adopting this proposal would not be in the best interests of the company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2016 Proxy Statement  •  69

Item 5: Shareholder Proposal – Independent Board Chairman

The following shareholder proposal has been submitted to the company for action at the meeting by Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NJ 11021, a beneficial owner of 500 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Proposal 5 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. Having a board chairman who is independent of the Company and its management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009.)

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that position a few years later.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 5

70  •  Johnson & Johnson 2016 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

•

The adoption of a policy requiring that the Chairman of the Board be an independent director could limit the Board’s ability to choose the person best suited for the role at a particular time. As discussed in “Item 1: Election of Directors” on pages 13 to 19 of this Proxy Statement, our Board is composed of directors with diverse backgrounds, experience, and perspectives. Moreover, our independent directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors. Given this makeup, our Board is in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will serve the best interests of our stakeholders, as they are defined in Our Credo. While the views of shareholders are important when determining the most appropriate board leadership structure, it is incumbent upon the Board, and is ultimately the Board’s fiduciary duty, to decide what it believes will be the most effective leadership structure in the best interests of Johnson & Johnson and our stakeholders. Our Board believes it is crucial to maintain the flexibility it currently has to tailor its leadership structure to best fit the company’s specific circumstances, culture, and short- and long-term challenges, and that the stewardship over how board leadership is structured is solely within the purview of the Board.

•

Our Board believes that our current governance structure already provides the independent leadership and oversight sought by the proposal. Our Board recognizes the importance of having in place, and building upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. At the same time that our Board decided to designate Mr. Gorsky as its Chairman in 2012, our independent Directors took steps to enhance our governance structure by converting the Presiding Director role to that of an independent Lead Director and expanding the duties of the independent Lead Director to include all the responsibilities and authorities of the company’s former Presiding Director position as well as several additional responsibilities and authorities. As presently structured, the independent Lead Director’s duties include the following, among other things:

®	Approving information sent to the Board and determining timeliness of information flow from management;

®	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

®	Reviewing in advance the schedule of committee meetings;

®	Participating in setting, and ultimately approving, the agenda for each Board meeting;

®	Having the authority to call meetings and Executive Sessions of the independent Directors;

®	Presiding at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the independent Directors;

®	As necessary, meeting with major shareholders or other external parties, after discussions with the Chair/CEO;

®	Monitoring the flow of information from Committee Chairs to the full Board;

®	Leading the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO;

®	Leading the annual performance evaluation of the Board; and

®	Leading the CEO succession process.

The table on page 3 of this Proxy Statement describes the duties and responsibilities of our independent Lead Director in greater detail. In addition, each of the Board’s five main committees is composed entirely of independent Directors with an independent Director chairing each committee. Mr. Gorsky is currently the only non-independent member of our Board, and he is not a member of any of our Board’s five main committees.

•

Our Board believes that our current leadership structure provides a clearer line of authority and accountability, essential to effective leadership. Our Board believes that it remains in our company’s best interests for Mr. Gorsky to serve as Chairman of our Board. Having Mr. Gorsky, our company’s CEO, serve as Chairman creates clear and unambiguous authority, which is essential to effective management. By designating

Johnson & Johnson 2016 Proxy Statement  •  71

our CEO as its Chairman, our Board also sends an important signal to our employees and shareholders about who is accountable. Further, given that he is closer to our company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best positioned to provide effective leadership. Mr. Gorsky’s career experience also gives him unsurpassed industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry, such as health care.

Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for our company. While our Board believes that it remains in the company’s best interests for Mr. Gorsky to serve as Chairman of our Board, the Board is committed to seriously considering all board leadership structures at the time of the next leadership succession, as it did at the time of the most recent leadership succession, and will continue to monitor this topic in light of what it sees in the marketplace, the evolution of the debate in the corporate governance community, and, most importantly, what the Board believes is in the best interests of Johnson & Johnson and its stakeholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

72  •  Johnson & Johnson 2016 Proxy Statement

Item 6: Shareholder Proposal – Report on

Lobbying Disclosure

The following shareholder proposal has been submitted to the company for action at the meeting by New York State Common Retirement Fund, c/o State of New York, Office of the State Comptroller, Division of Corporate Governance, 59 Maiden Lane-30th Floor, New York, NY 10038, a beneficial owner of 7,807,180 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with JNJ’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Johnson & Johnson (“JNJ”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by JNJ used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s decision making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which JNJ is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on JNJ’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. JNJ spent $11.61 million in 2013 and 2014 on direct federal lobbying activities (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where JNJ also lobbies but disclosure is uneven or absent. For example, JNJ spent over $394,000 on lobbying in California in 2014. JNJ’s lobbying on acetaminophen regulation has attracted media scrutiny (“New Court Docs: Maker of Tylenol Had a Plan to Block Tougher Regulation,” ProPublica, Sep. 21, 2015).

JNJ is a member of the Pharmaceutical Research and Manufacturers of America (PhRMA) and gave $5.7 million to PhRMA to fight a California pricing ballot initiative (“Drug Companies Donate $10 million to Oppose California Initiative,” Sacramento Bee, Oct. 6, 2015). JNJ is a member of the Chamber of Commerce, which spent over $124 million lobbying in 2014 and has spent over $1 billion on lobbying since 1998. JNJ does not disclose its payments to trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to JNJ’s long-term interests.

Absent a system of accountability and disclosure, corporate assets may be used for objectives that pose risks to the company. For example, JNJ supports “climate change legislation to reduce greenhouse gases,” yet the Chamber is aggressively attacking the EPA on its new Clean Power Plan to address climate change (“Move to Fight Obama’s Climate Plan Started Early,” New York Times, Aug. 3, 2015).

We urge support for this proposal.

Johnson & Johnson 2016 Proxy Statement  •  73

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

As a leader in the healthcare industry, Johnson & Johnson is committed to supporting the development of sound public policy in health care. We work with many organizations across the political spectrum on a variety of policy issues related to health and other topics that impact patients, consumers, and our company.

Moreover, we are committed to participating in the political process in a thoughtful and transparent manner. Our Board believes that the company’s current policies, practices and disclosures with regard to political activities and expenditures, together with extensive federal and state reporting requirements, appropriately balance the company’s interests in political participation and the public interest in disclosure. Our Board also believes oversight of political activities and expenditures is important and looks to its Regulatory, Compliance & Government Affairs Committee to provide oversight of the company’s political contribution and lobbying policies, practices, and activities.

As a result of constructive discussions with a number of our institutional investors, Johnson & Johnson was an early mover on the disclosure of corporate political contributions and activities and we have expanded that disclosure over the years as we continue to engage with our shareholders on this issue. Disclosure regarding the company’s political activities and expenditures, including the policies and procedures that govern lobbying, as well as the Board’s oversight role, can be found at www.investor.jnj.com/gov/contributions.cfm. That website, which is updated semi-annually, includes all of the information requested by this proposal, except for specific payment amounts related to direct and indirect lobbying. The website, however, does include a list of U.S. trade associations to which Johnson & Johnson paid annual dues of $75,000 or more and provides a link to the U.S. Senate Lobbying Disclosure Act Reports, where our latest federal lobbyist disclosure filings can be found. In addition, this year, in response to shareholder feedback, we will decrease the threshold for the list of U.S. trade associations to $50,000 in annual dues and other payments.

Not only does the Board believe that the specific payments made to trade associations is proprietary information, but it also believes that the disclosure of such information may risk misrepresenting the company’s political activities. Trade associations operate on an independent basis, and we do not agree with all positions taken by those organizations on all issues. We join trade associations and similar organizations to further our business interests, educate our employees and enhance our ability to serve patients and consumers. We believe that there is no way for us to track the extent to which any political expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would require resources that could otherwise be spent on business needs.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

74  •  Johnson & Johnson 2016 Proxy Statement

Item 7: Shareholder Proposal – Take-Back

Programs for Unused Medicines

The following shareholder proposal has been submitted to the company for action at the meeting by the Gun Denhart Living Trust, c/o As You Sow Foundation, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612, a beneficial owner of 92 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

WHEREAS Lack of free, convenient programs for proper disposal of unneeded or expired consumer prescription drugs and accessories contributes to water pollution, illicit drug use, drug addiction, and threats to sanitation workers.

Consumers lacking drug disposal programs in their communities often flush old drugs down the drain or toilet, contributing to water pollution. Numerous studies have found detectable levels of pharmaceuticals in surface and groundwater drinking water sources. Water treatment plants are not equipped to remove such medicines. The U.S. Environmental Protection Agency advises consumers not to flush prescription drugs, but to return medications to a disposal or take back program.

In 2013, overdoses from prescription pain medications killed more than 16,000 Americans. President Obama says most young people who begin misusing prescription drugs get them from the medicine cabinet. Lack of convenient disposal programs for prescription drugs has been linked to poisoning of children and pets; misuse by teenagers and adults; and seniors accidentally taking the wrong medicine. About 3 billion needles are used in U.S. homes annually to deliver medication; their improper disposal leads to needles washing up on beaches and threats to sanitation workers handling waste with used needles.

Most U.S. communities lack free, convenient, on-going collection programs that could help alleviate these critical problems. The Drug Enforcement Administration has partnered with state and local law enforcement agencies to hold periodic National Take-Back Days for medicines, collecting and disposing of more than 5.5 million pounds of medications in just ten events. But far more convenient and ongoing collection services are needed. The National Drug Control Strategy report calls for establishment of long-term, sustainable disposal programs in communities.

The concept of producer responsibility calls for company accountability for financing take back of unneeded or expired medications and accessories by the companies that have placed them on the market. Several states have enacted regulations requiring manufacturers of paint, pesticides, and electronics to develop programs for take back and proper recycling or disposal. The province of Ontario, Canada enacted a regulation in 2012 assigning responsibility for end-of-life management of pharmaceutical waste to manufacturers. Many European countries have industry-funded drug take back programs. While the company has published detailed social responsibility statements on issues like climate change and biodiversity, it has not issued a position on this escalating policy area.

BE IT RESOLVED THAT,

Shareowners of Johnson & Johnson request that the board of directors issue a report, at reasonable expense and excluding proprietary information, reviewing the company’s existing policies for safe disposition by users of prescription drugs to prevent water pollution, and setting forth policy options for a proactive response, including determining whether the company should endorse partial or full industry responsibility for take back programs by providing funding or resources for such programs.

Supporting Statement:

Management may also consider other harms besides water pollution in evaluating take back programs, and whether, in addition to addressing disposition of prescription drugs, such programs should encompass accessories such as used needles and syringes.

Johnson & Johnson 2016 Proxy Statement  •  75

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

At Johnson & Johnson, our first commitment is to those who use our products and services – patient safety and well-being must be first and foremost in everything we do. Additionally, we maintain a strong commitment to protect the environment and natural resources as we recognize that to maintain good human health, we need a healthy environment. These commitments are rooted firmly in Our Credo.

While we agree that prescription drug abuse, pharmaceuticals in the environment, and sanitation worker safety are very serious concerns impacting the global community, we do not believe they are significantly connected to the issue of unused medicines and self-injected healthcare products and lancets (or “sharps”) collection. After extensively researching these issues, we found little, if any, scientific evidence to support the claim that take-back programs for unused medicines or sharps will reduce the rates of prescription drug abuse, reduce the levels at which pharmaceuticals are detected in the environment, or reduce the rates at which sanitation workers experience injuries from sharps. In fact, there is scientific evidence that the creation of take-back programs for unused medicines and sharps will actually create more environmental impact than if disposed of in household trash.

We believe we can make the most positive impact on these social issues by investing in education programs, participating in important partnerships, and continuing our sustainability initiatives.

•

To address prescription drug abuse, we have invested in programs with proven impact, such as teen, patient and physician education programs like “Smart Moves, Smart Choices” and “Prescribe Responsibly”.

•

Because we believe the issue of pharmaceuticals in the environment (PIE) should be actively studied and monitored, we have invested significant resources in efforts to improve PIE science, like the public-private Innovative Medicines Initiative’s iPIE project, in order to ensure the protection of human health and ecosystems.

•

To protect patients and healthcare practitioners from sharps injuries, we have committed to designing our self-injected healthcare products and lancets with safety features that minimize the chance of a needle stick following use of the device.

•

We have focused on environmental product stewardship as critical to advancing sustainability and have been long recognized for our EARTHWARDS® program, which is embedded into our product development processes and helps drive continuous product innovation by designing more sustainable solutions across all parts of a product’s lifecycle.

To read more about these activities, visit our Citizenship & Sustainability website at http://www.jnj.com/caring/citizenship-sustainability.

Because existing waste management methods are readily available, convenient to patients and consumers, and are adequate to handle unused medicines and sharps safely, and creation of unused medicines and sharps take-back programs will add cost to healthcare products with no measurable positive social or environmental impacts, the Board believes the requested report would divert resources from efforts and investments that could more positively impact the important social issues highlighted by this proposal.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

76  •  Johnson & Johnson 2016 Proxy Statement

Other Matters

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Johnson & Johnson 2016 Proxy Statement  •  77

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Shareholders. This Proxy Statement, accompanying proxy form and our 2015 Annual Report to Shareholders are being distributed to our shareholders on or about March 16, 2016.

Shareholders Entitled to Vote and Voting Standard

Shareholders of record of our common stock at the close of business on March 1, 2016 are entitled to notice of, and to vote at, our Annual Meeting, and at any adjournments or postponements of the meeting. Each share of common stock entitles its owner to one vote. On March 1, 2016, there were 2,758,344,423 shares outstanding.

To constitute a quorum a majority of the shares entitled to vote must be represented in person or by proxy at the Annual Meeting. Approval of each matter submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included; abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote

You are encouraged to vote in advance of the meeting using one of the following voting methods, even if you are planning to attend the 2016 Annual Meeting of Shareholders.

Make sure you have your Notice, proxy card or vote instruction form in hand and follow the instructions.

Registered Shareholders: Shareholders who hold their shares directly with our stock registrar, Computershare, can vote any one of four ways:

Via the Internet: Go to www.proxyvote.com and follow the instructions on the website.

By Telephone: Call (800) 690-6903 and follow the instructions given by the voice prompts.

Voting via the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned a proxy card by mail. Your voting instructions may be transmitted up until 11:59 p.m. Eastern Time on April 27, 2016. See “Johnson & Johnson Employee Savings Plans” for voting instructions for shares held under our savings plans.

By Mail: If you received paper copies of the Proxy Statement, Annual Report and proxy card, mark, sign, date and return the proxy card in the postage-paid envelope provided.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting. (See “Annual Meeting Information” and “Admission Ticket Procedures”.)

Beneficial Shareholders: Shareholders whose shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), will receive voting instructions from said bank, broker or other holder of record. If you wish to vote in person at the meeting, you must obtain a legal proxy from your bank, broker or other holder of record of your shares and present it at the meeting.

78  •  Johnson & Johnson 2016 Proxy Statement

Notice and Access

We distribute proxy materials to many shareholders via the Internet under the SEC’s “Notice and Access” rules to save costs and paper. Using this method of distribution, on or about March 16, 2016, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains basic information about our 2016 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than Internet, the website listed on the Notice (www.proxyvote.com) has instructions for voting by phone.

Effect of Your Proxy

Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.

If your valid proxy is timely received by internet, telephone, or mail, the persons designated as proxies will vote your shares per your directions. We have designated two of our officers as proxies for the 2016 Annual Meeting of Shareholders – D.J. Caruso and M.H. Ullmann.

Should any other matter not referred to in this Proxy Statement properly come before the meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve, an event that is not anticipated, your shares will be voted for the person designated by the Board of Directors to replace such nominee or, alternatively, the Board of Directors may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote

Registered Shareholders: When a valid proxy is received, but specific choices are not indicated, the designated proxies will vote as recommended by the Board of Directors.

Beneficial Shareholders: It is critical that you cast your vote if you want it to count in the election of Directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank, broker or other holder of record on how to vote your shares, your bank, broker or other holder of record will only have discretion to vote your uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Item 3). Your bank, broker or other holder of record will not have discretion to vote your uninstructed shares on the election of Directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2), or the shareholder proposals (Items 4, 5, 6 and 7), resulting in “broker non-votes” on those items.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised.

Registered Shareholders:

•        If you voted by mail: you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Corporate Secretary.

•        If you voted via the Internet or by telephone: you may change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting.

•        Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Corporate Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.

Beneficial Shareholders: Follow the specific directions provided by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker or other holder of record and present it at the meeting.

Johnson & Johnson 2016 Proxy Statement  •  79

Johnson & Johnson Employee Savings Plans

If you are an employee of a Johnson & Johnson company and hold shares in one of our employee savings plans, you will receive one proxy card or Notice that covers the shares held for you in your savings plan, as well as any other shares registered directly in your name (but not shares held beneficially). If you vote the plan shares via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 26, 2016, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan, the Johnson & Johnson Savings Plan for Union Represented Employees and the Johnson & Johnson Puerto Rico Retirement Savings Plan, you are the named fiduciary for shares held in your savings plan and have the right to direct the Trustee with respect to those shares. If you hold shares in these plans and do not vote, the plan Trustee will vote your shares in direct proportion to all shares held in that plan for which votes were cast.

Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Annual Meeting Information

If you were a shareholder as of the record date, March 1, 2016, and plan to attend our Annual Meeting in person, please note:

•       Venue: State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey.

•       Time: The doors to the State Theatre will open at 9:15 a.m. and the meeting will begin at 10:00 a.m. The anticipated running time of the meeting will be approximately one hour.

•        Parking: Although NOT reserved, the Morris Street Parking Deck (70 New Street, New Brunswick) and the New Street Parking Deck (134 New Street, New Brunswick) will be open to self-parkers at normal hourly and daily rates. For information on local parking go to: www.njnbpa.org.

•        Devices: Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

•       Tickets: See “Admission Ticket Procedures” below.

(Note: We no longer provide product bags or food at the meeting.)

Admission Ticket Procedures

Tickets to the meeting will be available to shareholders as of the record date, March 1, 2016.

This year, we have changed the Admission Ticket Procedures. If you were a shareholder as of the record date, March 1, 2016, and you plan to attend the Annual Meeting in person, you must print your own ticket and bring it to the meeting to gain access.

•       Tickets can be printed by clicking on the “Register for Meeting” button found at www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included on your Notice, proxy card or vote instruction form.

•       If you are unable to print your ticket, please call the Office of the Corporate Secretary at (732) 524-2455 or email AnnualMeeting@its.jnj.com for assistance.

•       On the day of the meeting, you will be required to present valid picture identification, such as a driver’s license or passport, with your admission ticket. You may be denied entrance if the required identification is not presented.

Guest tickets are not available. Exceptions may be granted to shareholders who require a companion ticket in order to facilitate their own attendance (for example, due to a physical disability) by contacting the Office of the Corporate Secretary per the instructions above.

80  •  Johnson & Johnson 2016 Proxy Statement

Proxy Solicitation

In addition to the solicitation of proxies by mail, several regular employees of the Johnson & Johnson Family of Companies may solicit proxies in person or by telephone. We have also retained the firm of Morrow & Co., LLC to aid in the solicitation of banks, brokers, and institutional and other shareholders for a fee of approximately $20,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. Any registered shareholder voting by proxy card may substitute the name of another person in place of the persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary.

Electronic Access to Proxy Materials

This Proxy Statement and our 2015 Annual Report are available at www.investor.jnj.com/gov/annualmeetingmaterials.cfm. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•          gain faster access to your proxy materials;

•          save us the cost of producing and mailing documents to you;

•          reduce the amount of mail you receive; and

•         help preserve environmental resources.

If you have enrolled in the electronic access service previously, you will continue to receive your proxy materials electronically, unless and until you elect an alternative method of delivery.

Registered Shareholders may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that link you to that website.

Beneficial Shareholders who wish to enroll for electronic access may register at https://enroll.icsdelivery.com/jnj.

Reduce Duplicate Mailings

We have adopted a procedure approved by the SEC called “householding”. Under this procedure, registered shareholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all shareholders at that address. This consolidated method of delivery will continue unless one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards or Notices that will include each shareholder’s unique control number needed to vote the shares held in each account.

Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Computershare by calling (800) 328-9033, or send a written request to the Office of the Corporate Secretary at the address of our principal office.

Beneficial shareholders may request information about householding from your bank, broker or other holder of record.

Johnson & Johnson 2016 Proxy Statement  •  81

Shareholder Proposals, Director Nominations by Shareholders and Other Items of Business

Rule 14a-8: To be included in the Proxy Statement and proxy card for the 2017 Annual Meeting of Shareholders, a shareholder proposal must be received at our principal office on or before November 16, 2016 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.

Proxy Access: As discussed on page 1 of this Proxy Statement, we recently amended our By-Laws to implement proxy access, which allows a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of the common stock of the company continuously for at least three years, to nominate and include in our Proxy Statement their own Director nominee(s) constituting up to 20% of the total number of Directors then serving on the Board (with a minimum of up to two Director nominees if the Board size is less than 10), provided that the shareholder(s) and the nominee(s) satisfy the requirements in our By-Laws.

Notice of Director nominees must include the information required under our By-Laws and must be received by our Corporate Secretary at our principal office no earlier than the close of business (5:00 p.m. Eastern Time) on October 17, 2016 and no later than the close of business on November 16, 2016, unless the date of the 2017 Annual Meeting of Shareholders has been changed by more than 30 calendar days. In that case, such notice must be received by our Corporate Secretary no earlier than the close of business on the 90th calendar day before the date we commence mailing of our proxy materials in connection with the 2017 Annual Meeting of Shareholders and no later than the close of business on the later of (i) the 60th calendar day before the date we commence mailing of our proxy materials in connection with the 2017 Annual Meeting of Shareholders or (ii) the 10th calendar day following the day on which public announcement of the date of the 2017 Annual Meeting of Shareholders is first made.

Advance Notice Provisions: In addition, under the terms of our By-Laws, a shareholder who intends to present an Item of Business (including a Director nomination) at the 2017 Annual Meeting of Shareholders (other than a proposal submitted or a Director candidate nominated for inclusion in our proxy materials) must provide us with written notice of such business at our principal office, including the information specified in the By-Laws, which must be received during the same windows as those described above under “Proxy Access”.

Proposals and other items of business should be directed to the attention of the Office of the Corporate Secretary at the address of our principal office: One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

Helpful Websites	Company	www.jnj.com

	Investor Relations	www.investor.jnj.com

	Corporate Governance	www.investor.jnj.com/gov.cfm

	Annual Meeting Materials	www.investor.jnj.com/gov/annualmeetingmaterials.cfm

	Board of Directors	www.investor.jnj.com/gov/board.cfm

	Certificate of Incorporation and By-Laws	www.investor.jnj.com/gov/cdocument.cfm

	Contact the Board	www.investor.jnj.com/gov/communication.cfm

	Corporate Governance Materials	www.investor.jnj.com/gov/materials.cfm

	Political Contributions	www.investor.jnj.com/gov/contributions.cfm

	SEC Filings	www.investor.jnj.com/gov/sec-filings.cfm

	Strategic Framework	www.jnj.com/strategic-framework

Note: The content of the websites referenced throughout this document is not incorporated by reference in this Proxy Statement.

82  •  Johnson & Johnson 2016 Proxy Statement

Our Credo

We believe our first responsibility is to the doctors, nurses and patients, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to reduce our costs in order to maintain reasonable prices. Customers’ orders must be serviced promptly and accurately. Our suppliers and distributors must have an opportunity to make a fair profit.

We are responsible to our employees, the men and women who work with us throughout the world. Everyone must be considered as an individual. We must respect their dignity and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate, and working conditions clean, orderly and safe. We must be mindful of ways to help our employees fulfill their family responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well. We must be good citizens – support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M99746-P72096-Z67022

Proxy – Johnson & Johnson

Notice of 2016 Annual Meeting of Shareholders

State Theatre

15 Livingston Avenue, New Brunswick, NJ 08901

Proxy Solicited by the Board of Directors for Annual Meeting – April 28, 2016 at 10:00 a.m., Eastern Time

The signatory hereto hereby appoints D. J. Caruso and M. H. Ullmann and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of common stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the company to be held on April 28, 2016 at 10:00 a.m., Eastern Time, at the State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Holders of Shares in Johnson & Johnson Employee Savings Plans: If shares are held in one of the Johnson & Johnson employee savings plans, this Proxy covers those shares held for you in your savings plan, as well as any other shares registered in your name. By signing and returning this Proxy (or voting by telephone or the Internet), you will authorize the trustee of your savings plan to vote your savings plan shares as you have directed.

Shares represented by this Proxy will be voted as directed by the shareholder. If this Proxy is signed, the proxies have authority and intend to vote as follows regarding any nominee or matter for which no such directions are indicated: FOR election of all Director nominees, FOR Items 2 and 3 and AGAINST Items 4, 5, 6 and 7.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

JOHNSON & JOHNSON

ONE JOHNSON & JOHNSON PLAZA

NEW BRUNSWICK, NJ 08933

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2016 (or up until 5:00 p.m. Eastern Time on April 26, 2016 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2016 (or up until 5:00 p.m. Eastern Time on April 26, 2016 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING TICKET REQUEST

You must register and print your ticket at the shareholder meeting registration site: www.proxyvote.com. If you cannot print your ticket, contact the Office of the Corporate Secretary at 732-524-2455 or AnnualMeeting@its.jnj.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99745-P72096-Z67022             KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

JOHNSON & JOHNSON

The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2 and 3 and AGAINST Items 4, 5, 6 and 7.

1.	Election of Directors		For	Against	Abstain

	1a.	Mary C. Beckerle	☐	☐	☐

	1b.	D. Scott Davis	☐	☐	☐

	1c.	Ian E. L. Davis	☐	☐	☐

	1d.	Alex Gorsky	☐	☐	☐

	1e.	Susan L. Lindquist	☐	☐	☐

	1f.	Mark B. McClellan	☐	☐	☐

	1g.	Anne M. Mulcahy	☐	☐	☐

	1h.	William D. Perez	☐	☐	☐

	1i.	Charles Prince	☐	☐	☐

	1j.	A. Eugene Washington	☐	☐	☐

	1k.	Ronald A. Williams	☐	☐	☐

For address changes and/or comments, please check this box and complete where indicated on reverse side.					☐

		For	Against	Abstain

2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

3.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2016	☐	☐	☐

4.	Shareholder Proposal – Policy for Share Repurchase Preference	☐	☐	☐

5.	Shareholder Proposal – Independent Board Chairman	☐	☐	☐

6.	Shareholder Proposal – Report on Lobbying Disclosure	☐	☐	☐

7.	Shareholder Proposal – Take-Back Programs for Unused Medicines	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date